Exhibit 10.1

The attached copy of the merger agreement has been included to provide the reader with information regarding its terms. It is not intended to provide any other factual information about SunPower or PowerLight. The merger agreement contains representations and warranties that SunPower and PowerLight made to one another in the context and at the time of the signing of the merger agreement. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure letters that SunPower and PowerLight exchanged in connection with signing the merger agreement. The disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure letters and were made as of the time the merger agreement was signed. Information concerning the subject matter of the representations and warranties may have changed since the date of the agreement.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUNPOWER CORPORATION,

PLUTO ACQUISITION COMPANY LLC,

POWERLIGHT CORPORATION

AND

THOMAS L. DINWOODIE,

AS SHAREHOLDERS’ REPRESENTATIVE

NOVEMBER 15, 2006

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2006 (this “Agreement”), is by and among SunPower Corporation, a Delaware corporation (“Parent”), Pluto Acquisition Company LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub”), PowerLight Corporation, a California corporation (the “Company”), and Thomas L. Dinwoodie, as a representative of the Company Shareholders (as defined in Section 8.4) (the “Shareholders’ Representative”).

BACKGROUND

A. The board of directors of each of the Company and Parent and the sole member of Merger Sub have determined that it would be advisable and in the best interests of their respective stockholders or members, as applicable, for Parent to acquire the Company by means of the merger of the Company with and into Merger Sub (the “Merger”), all on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved this Agreement and the transactions contemplated by this Agreement.

B. In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Shareholders are executing and delivering Support Agreements in the form attached hereto as Exhibit A (each, a “Support Agreement”), and certain key employees of the Company are executing and delivering binding Noncompetition Agreements in the form attached hereto as Exhibit B.

D. In order to induce Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain employees of the Company are executing and delivering Equity Restriction Agreements in substantially the form attached hereto as Exhibit C (each, an “Equity Restriction Agreement”).

E. In order to induce the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent is executing and delivering a binding Supply Agreement in the form attached hereto as Exhibit D (the “Supply Agreement”).

F. The Company and Parent intend that the Merger will qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the representations, warranties, covenants and other agreements in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and the General Corporation Law of the State of California (the

“CGCL”), the Company shall be merged with and into Merger Sub at the effective time of the Merger (the “Effective Time”), which shall be the time of Closing (as defined in Section 1.2) unless otherwise agreed by both parties as set forth in the certificate of merger, in a form reasonably acceptable to Parent and the Company (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), the agreement of merger, in a form reasonably acceptable to Parent and the Company (the “Agreement of Merger”), to be filed with the Secretary of State of the State of California (the “California Secretary”) and the certificate of merger, in a form reasonably acceptable to Parent and the Company (the “CA Certificate of Merger”), to be filed with the California Secretary if, as and when the Closing occurs. Merger Sub shall be the surviving company (sometimes referred to as the “Surviving Company”) in the Merger and shall succeed to and assume all the rights and obligations of the Company in accordance with the DLLCA and the CGCL.

1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in ARTICLE 5 or at such other time as the parties agree in writing. The Closing shall take place at the offices of Jones Day, 1755 Embarcadero Road, Palo Alto, California, or at such other location as the parties agree. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

1.3 Effects of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, the Agreement of Merger, the CA Certificate of Merger and the applicable provisions of the DLLCA and the CGCL.

(b) At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until thereafter amended as provided by the DLLCA and such certificate of formation; provided, however, that, at the Effective Time, the certificate of formation of the Surviving Company shall be amended so that the name of the Surviving Company shall be “PowerLight LLC.”

(c) At the Effective Time, the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company until thereafter amended as provided by the DLLCA, the certificate of formation of the Surviving Company and such operating agreement.

(d) At the Effective Time, the officers of Merger Sub, as constituted immediately prior to the Effective Time, shall be the officers of the Surviving Company, for so long as provided under the DLLCA, the certificate of formation of the Surviving Company and the operating agreement of the Surviving Company.

1.4 Effects on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or the holders of any of the following securities, the following shall occur:

(a) Each share of capital stock of the Company (the “Company Capital Stock”) that is owned by the Company, Parent, Merger Sub or any of their respective Subsidiaries shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefore.

(b) Each issued and outstanding share of Company Capital Stock (other than shares to be canceled in accordance with Section 1.4(a) and Dissenting Shares (as defined in Section 1.7(a)) shall be converted into the right to receive the consideration specified and allocated in this Section 1.4 (the “Merger Consideration”). As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Capital Stock (the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as allocated in this Section 1.4 upon surrender of such Certificate in accordance with Section 1.5.

(i) Upon the Closing, Parent shall issue and/or deliver to the Exchange Agent (as defined in Section 1.5), in the aggregate, on account of all shares of Company Capital Stock outstanding immediately prior to the Closing (other than shares to be cancelled in accordance with Section 1.4(a) and Dissenting Shares) and all rights (including options (other than options assumed pursuant to Section 4.14) and warrants) to acquire shares of Company Capital Stock outstanding immediately prior to the Closing (A) $130,000,000 in cash, minus an amount equal to 40% of any Excess Transaction Expenses (as defined in Section 4.16) (the “Cash Consideration”); and (B) a number of shares of Class A common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to (1) $195,000,000, minus an amount equal to 60% of Excess Transaction Expenses divided by (2) the Parent Common Stock Price, with cash in lieu of fractional interests in accordance with Section 1.6, as applicable (the “Stock Consideration”). The “Parent Common Stock Price” shall mean the Average Parent Trading Price; provided, however, that (1) if the Average Parent Trading Price is less than $31.312, then the Parent Common Stock Price shall be deemed to be $31.312, or (2) if the Average Parent Trading Price is greater than $34.608, then the Parent Common Stock Price shall be deemed to be $34.608. The “Average Parent Trading Price” shall be the average volume weighted average price of the Parent Common Stock (as reported, absent manifest error, on Nasdaq.com) for the twenty consecutive trading days ending on and including the trading day that is immediately preceding the day on which the Closing occurs. A portion of the Cash Consideration and Stock Consideration otherwise payable to the Indemnifying Shareholders in the Merger equal to an aggregate of $48,750,000 (the “Aggregate Escrow Amount”) shall be deposited at the Closing with U.S. Bank National Association, as escrow agent (the “Escrow Agent”), in accordance with a Cash Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit E-1 with such changes as reasonably required by the Escrow Agent (the “Cash Escrow Agreement”), by and among the Parent, the Escrow Agent and the Shareholders’ Representative, with respect to such portion of the Cash Consideration, and the Stock Escrow Agreement, dated as of the Closing Date, substantially in the form of Exhibit E-2 with such changes as reasonably required by the Escrow Agent (the “Stock Escrow Agreement,” and together with the Cash Escrow Agreement, the “Escrow Agreements”), by and among the Parent, the Escrow Agent and the Shareholders’ Representative with respect to such portion of the Stock Consideration. The Escrow Fund (as defined in Section 8.4) will be held and distributed in accordance with the terms of the Escrow Agreements and ARTICLE 7 of this Agreement. The percentage of the Aggregate Escrow Amount which must be contributed by each Indemnifying Shareholder shall be equal to the Indemnification Percentage (as defined in Section 7.1). No later than two business days prior to the Closing Date, the Indemnifying Shareholders shall deliver a notice signed by each Indemnifying Shareholder (the “Escrow Allocation Notice”) to Parent stating the amount (as a percentage of each Indemnifying Shareholder’s portion of the Aggregate Escrow Amount) of the Cash Consideration and Stock Consideration which should be deposited into the Cash Escrow Fund and the Stock Escrow Fund, respectively, at the Closing, to fund each Indemnifying Shareholder’s portion of the Aggregate Escrow Amount, and Parent shall deposit the amounts based on the Escrow Allocation Notice into the Cash Escrow Fund and the Stock Escrow Fund, as the case may be, provided that if Parent does not receive an Escrow Allocation Notice from the Indemnifying Shareholders two business days prior to the Closing Date, Parent shall fund each Indemnifying Shareholder’s portion of the Aggregate Escrow Amount such that 40% of such amount shall be funded with a portion of the Cash Consideration and the remainder with a portion of the Stock Consideration, in each case which would otherwise have been payable to each Indemnifying Shareholder. Notwithstanding the foregoing, at least 40% of the Aggregate Escrow Amount must consist of Cash Consideration. The final percentages of the Aggregate Escrow Amount consisting of Cash Consideration and Stock Consideration shall be referred to as the “Cash Escrow Percentage” and the “Stock Escrow Percentage,” respectively. For purposes of this Section 1.4(b), the Stock Consideration shall be valued in accordance with Section 7.2(e).

(ii) The Merger Consideration shall be allocated as follows: Each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive, and shall become exchangeable for:

(A) The Cash Amount; and

(B) The Stock Amount.

For purposes of this Section 1.4(b)(ii), 40% of each share of Company Common Stock shall be converted into the right to receive and shall become exchangeable for the Cash Amount and 60% of each share of Company Common Stock shall be converted into the right to receive and shall become exchangeable for the Stock Amount.

(c) If there is a stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Company Capital Stock or Parent Common Stock occurring after the date of this Agreement and before the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefore) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

1.5 Exchange of Certificates.

(a) At or prior to the Closing, Parent shall enter into an agreement with Computershare Trust Company, N.A. (or such other bank or trust company in the United States as may be designated by Parent, the “Exchange Agent”), which shall provide that Parent shall, upon the Closing, deliver to the Exchange Agent (i) the shares of Parent Common Stock and cash necessary for the payment of the Merger Consideration pursuant to Section 1.1 and the cash consideration necessary for the payment to holders of vested Company Options pursuant to Section 4.14(a)(i)(A). Parent shall pay the fees and expenses of the Exchange Agent.

(b) As soon as reasonably practicable after the Closing, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of a Certificate (i) a letter of transmittal substantially in the form attached hereto as Exhibit F-1 with such changes as the Exchange Agent shall reasonably request (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in surrendering Certificates in exchange for consideration specified and allocated in Section 1.4. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall receive in exchange therefore the Merger Consideration for which the shares formerly held by such holder are to be exchanged in accordance with Section 1.4 (less any shares of Parent Common Stock deposited in the Stock Escrow Fund and/or cash deposited into the Cash Escrow Fund), and the certificates so surrendered shall be canceled. If a transfer of ownership of shares of Company Capital Stock represented by a Certificate has not been registered in the Company’s transfer records, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Tax (as defined in Section 2.9(a)) required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Other than interest earned that becomes part of the Cash Escrow Fund, no interest shall be paid or will accrue on the cash payable to holders of Certificates in accordance with the provisions of this ARTICLE 1.

(c) As soon as reasonably practicable after the Closing, Parent shall cause the Exchange Agent to deliver or mail to each holder of record of a Company Option of which a portion is vested as of immediately prior to the Effective Time (i) a letter of transmittal substantially in the form attached hereto as Exhibit F-2 with such changes as the Exchange Agent shall reasonably request (an “Option Letter of Transmittal”) and (ii) instructions for use in submitting the Option Letter of Transmittal in exchange for the cash consideration specified in Section 4.14(a)(i)(A). No interest shall be paid or will accrue on the cash payable to holders of Company Options in accordance with the provisions of this ARTICLE 1.

(d) All shares of Parent Common Stock issued and all cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE 1 (including shares of Parent Common Stock deposited into the Stock Escrow Fund and cash deposited into the Cash Escrow Fund) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital

Stock represented by such certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Capital Stock which were outstanding immediately prior to the Closing. If, after the Effective Time, Certificates are presented to the Surviving Company or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE 1, except as otherwise provided by law.

(e) None of Parent, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered, or any Option Letter of Transmittal shall not have been delivered, immediately prior to the date on which any amounts payable in accordance with this ARTICLE 1 would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3), any such amounts shall, to the extent permitted by applicable law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the execution and delivery to the Exchange Agent by the holder of record of such Certificate of such additional documentation that the Exchange Agent may reasonably request, the payment to the Exchange Agent by such holder of any indemnity/surety bond in such amount as required by the Exchange Agent and the payment to the Exchange Agent by such holder of any handling or other fee required by the Exchange Agent, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto in accordance with Section 1.5.

(g) The Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable in accordance with this Agreement to any former holder of shares of Company Capital Stock or Company Options such amounts as the Surviving Company or the Exchange Agent reasonably believes is required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Capital Stock or Company Options in respect of which such deduction and withholding was made by the Surviving Company or the Exchange Agent.

1.6 Fractional Shares. No fraction of a share of Parent Common Stock will be issued in connection with the Merger, and in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash equal to such fraction of a share multiplied by the Parent Common Stock Price.

1.7 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly perfected their dissenter’s rights in accordance with the provisions of applicable law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the applicable provisions of law. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such dissenter’s rights, each share of Company Capital Stock held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration specified and allocated in Section 1.4.

(b) The Company shall give Parent (i) prompt notice of any objections filed in accordance with applicable law received by the Company, withdrawals of such objections and any other instruments served in connection with such objections in accordance with applicable law and received by the Company or its representatives, and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under applicable law consistent with the Company’s obligations thereunder; provided that the Company shall have the right to participate in such negotiations and proceedings. The Company shall not, except with the prior written consent of Parent, (A) voluntarily make any payment or statement against interest with respect to any such objection, (B) offer to settle or settle any such objection, or (C) waive any failure by a former shareholder of the Company to timely deliver a written objection or to perform any other act perfecting appraisal rights in accordance with applicable law.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the Company Disclosure Letter (as defined in Section 8.4), the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Organization, Standing and Power. Each of the Company and each of its Subsidiaries (as defined in Section 8.4) is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as set forth opposite the name of the Company and each of its Subsidiaries in Section 2.1 of the Company Disclosure Letter. Each of the Company and each of its Subsidiaries has the corporate power to own, lease and operate its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction set forth opposite the name of the Company and each of its Subsidiaries in Section 2.1 of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Section 2.1 of the Company Disclosure Letter sets forth a list of the Company’s officers and directors. Other than the entities listed on Section 2.1 of the Company Disclosure Letter, the Company does not (and has not) directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person (as defined in Section 8.4). Section 2.1 of the Company Disclosure Letter sets forth a true, correct and complete list of each of the Company’s Subsidiaries indicating (i) its officers and directors, and (ii) the record owners of all of its issued and outstanding shares of capital stock. All of the outstanding capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any of the Company’s Subsidiaries is a party or by which it is bound obligating any of the Company’s Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Company’s Subsidiaries.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 15,000,000 shares of Company Preferred Stock, of which 810,810 shares have been designated as “Series A Preferred Stock,” 1,516,302.80 shares have been designated as “Series B Preferred Stock” and 3,750,000 shares have been designated as “Series C Preferred Stock.” There are issued and outstanding 11,454,316 shares of Company Common Stock and 810,810 shares of the Company’s “Series A Preferred Stock,” 1,516,302.80 shares of the Company’s “Series B Preferred Stock” and 2,280,548.02 shares of the Company’s “Series C Preferred Stock” as of the date hereof. There are not outstanding any adjustments made or required to be made to the conversion rates applicable to Company Preferred Stock set forth in Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock or Company Preferred Stock. Each share of Company Preferred Stock is convertible into Company Common Stock on a one-to-one basis. There are no other issued and outstanding shares of Company Capital Stock as of the date hereof. Section 2.2(a) of the Company Disclosure Letter sets forth a true, correct and complete list (with names and addresses) of (i) all of the Company’s security holders as of the date hereof, the number of shares, warrants, options or other rights owned and the total number of shares of Company Common Stock reserved under the Company’s Common Stock Option and Common Stock Purchase Plan (the “Company Stock Plan”), (ii) any Persons with rights to acquire Company securities (including all holders of outstanding Company Options, whether or not granted under the Company Stock Plan, the exercise or vesting schedule, exercise price, and tax status of such options under Section 422 of the Code) pursuant to any agreement to which the Company is a party, and (iii) any Persons, to the knowledge of the Company, with rights to acquire Company securities pursuant to any agreement to which the Company is not a party, in each case, as of the date hereof. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens, charges, claims, encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights created by statute, the Company’s organizational documents or any agreement to which the Company is a party or by which it is bound. Except for (A) outstanding Company Options to purchase 3,544,800 shares of Company Common Stock under the Company Stock Plan and 2,249,524 outstanding non-plan options for a total of 5,794,324

Company Options outstanding, (B) outstanding Company Common Stock Warrants to purchase 310,439 shares of Company Common Stock, and outstanding Company Series C Warrants to purchase 342,082 shares of Series C Preferred Stock, and (C) outstanding Company Preferred Stock, there are no options, warrants, calls, rights, commitments or (written or oral) contracts, agreements, instruments, arrangements, understandings, commitments or undertakings, including leases, licenses, guarantees, sublicenses and subcontracts (each, a “Contract”), to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, after the date hereof any shares of Company Capital Stock and/or Company Options or obligating the Company to grant, extend, accelerate the vesting and/or waive any repurchase rights of, change the price of or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (1) between or among the Company and any of its security holders, other than written contracts granting the Company the right to purchase shares in connection with the termination of employment or service, and (2) to the Company’s knowledge, between or among any of the Company’s security holders. All outstanding Company securities were issued in compliance with all applicable federal and state securities laws.

(b) Except for the Company Stock Plan, the Company has never adopted or maintained any stock option plan or other plan providing for equity compensation of any Person. The Company has reserved as of the date hereof 7,243,240 shares of Company Common Stock for issuance to employees and directors of, and consultants to the Company, upon the exercise of options granted under the Company Stock Plan, of which 1,694,200 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised, vested options. The Company Shareholders have properly approved the Company Stock Plan and the grants made thereunder.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the other parties hereto constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to rights of creditors generally, and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of a lien on any properties or assets of the Company or any of its Subsidiaries, or (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (A) any provision of the organizational documents of the Company or any of its Subsidiaries, or (B) any Material Contract, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority (each a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (w) the filing of the Certificate of Merger, the Agreement of Merger and the CA Certificate of Merger, (x) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any required foreign antitrust filing, (y) applicable requirements if any, of the Exchange Act, state securities or “blue sky” laws (the “Blue Sky Laws”), and (z) the approval by the Securities and Exchange Commission (the “SEC”).

2.4 Financial Statements. The Company has delivered to Parent its consolidated financial statements audited by Ernst & Young as at and for the years ended December 31, 2003, 2004 and 2005 and its unaudited consolidated financial statements as at and for the nine-month period ended September 30, 2006 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”). The Financial Statements (a) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by GAAP), and (b) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Company and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except as otherwise noted therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which, individually or in the aggregate, are material). There has been no change in Company accounting policies since December 31, 2005 (the “Company Balance Sheet Date”), except as described in the Financial Statements or required by GAAP.

2.5 Absence of Certain Changes; Undisclosed Liabilities.

(a) Since September 30, 2006 and until the date of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the ordinary course of business, and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on the Company, or (ii) any action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 4.2.

(b) Neither the Company nor any of its Subsidiaries has any obligations or liabilities of any nature, whether matured or unmatured, fixed or contingent (whether or not required to be reflected in the Financial Statements in accordance with GAAP) other than (i) those set forth or adequately provided for in the balance sheet as of September 30, 2006 included in the Financial Statements (the “September 30 Balance Sheet”), (ii) those incurred in the conduct of Company’s business since the date of the September 30 Balance Sheet (the “September 30 Balance Sheet Date”) in the ordinary course of business, and (iii) those incurred pursuant to the terms of Contracts disclosed in the Company Disclosure Letter or incurred pursuant to the terms of Contracts that are not required to be disclosed in the Company Disclosure Letter, provided, in each case specified in clause (iii), that the Company is not in breach of any such Contracts.

2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or arbitrator, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, including any Company IP Rights (as defined in Section 2.8(a)), or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against the Company or any of its Subsidiaries, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors or officers (in their capacities as such), that could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate with any such other judgments, decrees and orders, could reasonably be expected to have a Material Adverse Effect on the Company.

2.7 Restrictions on Business Activities. There is no Contract (including covenants not to compete), judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or could reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or impairing any Company IP Right, any current or future business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries, in each case, as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any customer or other similar Contract that includes a “most favored pricing” or similar clause restricting or otherwise impacting the right of the Company or any of its Subsidiaries to sell Company Product or Service (as defined in Section 2.8(c)) in any manner or terms under which the Company or any of its Subsidiaries is restricted from selling, licensing or otherwise distributing any of their respective technology or products to, or from providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.8 Intellectual Property.

(a) The Company or one of its Subsidiaries (i) owns, or (ii) to the knowledge of the Company, has the valid right or license to use and possess all Intellectual Property (as defined below) used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company IP Rights”), and such Company IP Rights are sufficient for such conduct of Company’s business as currently conducted.

(b) Except as set forth in Section 2.8(b)(i) of the Company Disclosure Letter, neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will materially impair the rights of the Company or the Surviving Company in any Company IP Right or portion thereof. Except as set forth in Section 2.8(b)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is paying any royalties, honoraria, fees or other payments to any third person (other than salaries payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, sale, marketing, advertising or disposition of any Company IP Rights, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(c) Section 2.8(c) of the Company Disclosure Letter (A) sets forth a list of each of the products and services currently produced, manufactured, marketed, licensed, sold, furnished or distributed by the Company or any of its Subsidiaries (each a “Company Product or Service”), and (B) identifies, for each such Company Product or Service, whether the Company or Subsidiary provides support or maintenance for such Company Product or Service. Neither the operation of the Company’s and the Subsidiaries’ business as currently conducted (including the use, development, manufacture, marketing, license, sale or furnishing of any Company Product or Service) does not (i) violate any Contract between the Company or any of its Subsidiaries and any third party, or (ii) infringe or misappropriate any Intellectual Property right of any third party. Except as set forth in Section 2.8(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice (or, to the knowledge of the Company, any oral notice) asserting that any Company IP Right or the proposed use, sale, license or disposition of any Company Product or Service conflicts with or infringes, or would conflict with or infringe, the Intellectual Property or other rights of any third party, and neither the Company nor any of its Subsidiaries has received any written notice (or, to the knowledge of the Company, any oral notice) from any third party offering a license under any such third party Intellectual Property or other right to avoid litigation or other claims.

(d) To the knowledge of the Company and except as set forth in Section 2.8(d) of the Company Disclosure Letter, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, noncompetition agreement or any other Contract with any third party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using Trade Secrets or other Intellectual Property of others without permission; (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company or any of its Subsidiaries that is subject to any Contract under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any Intellectual Property or other right in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work; (iii) has failed to execute and deliver to the Company an enforceable Contract regarding the protection of such Trade Secrets and other Intellectual Property rights (and in the case of Trade Secrets and other Intellectual Property rights of the Company’s customers and business partners, to the extent required by such customers and business partners); or (iv) has failed to deliver an enforceable written Contract assigning the rights to such employee’s, consultant’s or independent contractor’s contributions to the Company IP Rights that may be owned by such Persons or that the Company does not otherwise own by operation of law. To the knowledge of the Company, neither the employment of any employee of the Company or any of its Subsidiaries, nor the use by the Company or any of its Subsidiaries of the services of any consultant or independent contractor subjects the Company or any of its Subsidiaries to any obligation to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or such Subsidiary, whether such obligation is contractual or otherwise. To the knowledge of the Company, no third party has or will have any “moral rights” or rights to terminate any assignment or license with respect to the Company IP.

(e) The Company and its Subsidiaries have taken all reasonable steps consistent with industry standard practices to (i) protect, preserve and maintain the secrecy and confidentiality of Trade Secrets in the Company IP Rights, and (ii) preserve and maintain all of the Company’s and its Subsidiaries’ proprietary rights included among Company-Owned IP Rights. To the knowledge of the Company and except as set forth in Section 2.8(e) of the Company Disclosure Letter, no current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(f) Section 2.8(f)(i) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company of any Patents, Copyrights, Trademarks or Domain Names with any Governmental Entity, including Domain Name registries, (ii) all applications filed by the Company to secure its interest in Company IP Rights, including all Patents, Copyrights and Trademarks, and, where applicable, the jurisdiction in which each of the items of Company IP Rights has been applied for, filed, issued or registered, and (iii) all inter parties proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere else in the world) related to any of Company IP Rights and to which the Company is a party. To the knowledge of the Company, all registered Patents, Copyrights, Trademarks and Domain Names held by the Company are valid, enforceable and subsisting, and the Company is the record owner thereof. All necessary registration, maintenance and renewal fees in connection with such Company-Owned IP Rights (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees) have been paid and all necessary documents and articles in connection with such Company IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company-Owned IP Rights (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees). Except as set forth in Section 2.8(f)(ii) of the Company Disclosure Letter, there are no actions that must be taken by Company or any of its Subsidiaries within 180 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or articles for the purpose of maintaining, perfecting or preserving or renewing any such Company-Owned IP Rights (and Company-Licensed IP Rights in which the Company has a contractual right or obligation to pay registration, maintenance and renewal fees).

(g) The Company owns all right, title and interest in and to all Company-Owned IP Rights free and clear of any and all liens, claims, charges, security interests, mortgages, easements, covenants, pledges, licenses, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever (“Encumbrances”), other than licenses and rights listed in Section 2.8(g)(i) of Company Disclosure Letter. To the knowledge of the Company, the Company’s and its Subsidiaries’ right to use the Company-Licensed IP is subject only to the terms and conditions of the licenses listed in Section 2.8(g)(ii) of the Company Disclosure Letter.

(h) Except as set forth in Section 2.8(i) of the Company Disclosure Letter, to the knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person for any infringement of any Intellectual Property of any third party by any Company Product or Service that has been sold, licensed to third parties, leased to third parties, supplied, marketed, distributed or provided by the Company or any of its Subsidiaries.

(i) To the knowledge of the Company and except as set forth in Section 2.8(m) of the Company Disclosure Letter, no Governmental Entity, university, college or other educational institution or research center has any right to (other than license rights for internal purposes), ownership of or right to royalties for Company-Owned IP Rights.

(j) To the knowledge of the Company, the Company and its Subsidiaries has been and is in compliance with the Export Administration Act of 1979, as amended, and all regulations promulgated thereunder.

(k) In each case in which Company of any of its Subsidiaries has acquired ownership of Intellectual Property from any third party (other than current or former employees, independent contractors or consultants), Company or Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries and, to the extent necessary under applicable laws, the Company or applicable Subsidiaries have recorded each such assignment with the relevant Governmental Entities.

(l) Except as set forth in Section 2.8(l) of the Company Disclosure Letter, none of the Company-Owned IP Rights has been adjudicated invalid or unenforceable, in whole or in part, and, to the knowledge of the Company, the Company-Owned IP Rights are valid and enforceable. No Company-Owned IP Right is subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement or other disposition of any dispute regarding any Company IP.

2.9 Taxes.

(a) “Tax” means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, estimated, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an Affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person. “Tax Return” means any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes.

(b) The Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them. All such Tax Returns are true and correct in all material respects and have been completed in accordance with applicable law (it being understood in this regard that no representation is being made as to the amount of any net operating losses of the Company or any Subsidiary) and the Company and each of its Subsidiaries have paid or withheld and paid to the appropriate Tax Authority all Taxes due (whether or not shown to be due on such Tax Returns).

(c) The September 30 Balance Sheet reflects all unpaid Taxes of the Company and/or any of its Subsidiaries for periods (or portions of periods) through the September 30 Balance Sheet Date. Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes accruing after the September 30 Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the September 30 Balance Sheet Date.

(d) There is (i) no claim for Taxes being asserted against the Company or any of its Subsidiaries that has resulted in a lien against the property of the Company or any of its Subsidiaries, and there is no such lien for Taxes outstanding, other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or any of its Subsidiaries being conducted by a Tax Authority and no notice of any such audit being commenced that has been received by the Company or any of its Subsidiaries, and (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any of its Subsidiaries currently in effect. Neither the Company nor any of its Subsidiaries has been informed by any jurisdiction that the jurisdiction believes that such entity was required to file any Tax Return that was not filed.

(e) Neither the Company nor any of its Subsidiaries has (i) been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) in accordance with Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger, (ii) filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return, (iii) engaged in a “reportable transaction,” as set forth in Treasury Regulation Section 1.6011-4(b), (iv) ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent company, (v) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, (vi) ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, (vii) any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, in accordance with any contractual obligation, or otherwise for any Taxes of any person other than the Company or any of its Subsidiaries, or (viii) taken or agreed to take any action not provided for in this Agreement (nor does the Company or any of its Subsidiaries have knowledge of any fact or circumstance not specified or provided for in this Agreement) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(f) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or Tax allocation agreement with any party other than the Company or any Subsidiary of the Company, nor does the Company or any of its Subsidiaries have any liability or potential liability to another party under any such agreement.

(g) Each of the Company and each of its Subsidiaries has withheld or collected and paid over to the appropriate Tax Authorities (or are properly holding for such timely payment) all Taxes required by law to be withheld or collected.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) closing agreement described in Section 7121 of the Code or any corresponding provision of state or foreign law executed on or prior to the Closing Date, or (iv) change in method of accounting to a taxable period ending on or prior to the Closing Date.

(i) Section 2.9(i) of the Company Disclosure Letter lists all income, franchise and similar Tax Returns (federal, state, local and foreign) filed with respect to each of the Company and its Subsidiaries for taxable periods ended on or after January 1, 2002, indicates the most recent income, franchise or similar Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all Tax Returns that currently are the subject of audit.

(j) None of the assets of the Company or any of its Subsidiaries (i) is property that is required to be treated as being owned by any other person in accordance with the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, or (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Letter sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA (as defined in Section 8.4), (ii) all other currently effective severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, Contracts, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and any trust, escrow or similar Contract related thereto, whether or not funded, in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of the Company or any of its Subsidiaries (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively). The Company has no liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) Copies of the following materials have been delivered or made available to Parent: (i) all current and prior (but only to the extent that the Company has any obligations thereunder) plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination letters from the Internal Revenue Service (“IRS”) with respect to any of the Employee Plans, (iii) all current and prior summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, and (iv) all current and prior (but only to the extent that the Company has obligations thereunder) trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Plan.

(c) Each Employee Plan has been maintained, operated and administered in all material respect in compliance with its terms and any related documents or agreements and in compliance in all material respects with all applicable laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(d) Each Employee Plan intended to be qualified under Section 401(a) of the Code and has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(e) Neither the Company nor any of its Subsidiaries currently has, and at no time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(f) No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(g) All contributions, transfers and payments in respect of any Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible under the Code.

(h) There is no pending or, to the knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in any court or government agency with respect to any Employee Plan (other than routine claims for benefits), nor, to the knowledge of the Company, is there any basis that could reasonably be expected to give rise to one.

(i) All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid or made on or before their due dates.

(j) With respect to any insurance policy providing funding for benefits under any Employee Plan, (i) there is no liability of the Company or any of its Subsidiaries in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on or after the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the knowledge of the Company, no such proceedings with respect to any insurer are imminent.

(k) No Employee Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(l) The Company and its Subsidiaries have reserved all rights necessary to amend or terminate each of the Employee Plans without the consent of any other person.

(m) No Employee Plan provides benefits to any individual who is not a current or former employee of the Company or any of its Subsidiaries, or the dependents or other beneficiaries of any such current or former employee.

(n) Except for the Company’s Subsidiaries, no other entity or trade or business is, or at any time within the past six years has been, treated, together with the Company, as a single employer under Section 414 of the Code or as a controlled group under Section 4001 of ERISA.

(o) Except as set forth in Section 2.10(o) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in connection with any other event, (i)

result in any material payment (including severance, unemployment compensation or golden parachute) becoming due under any Employee Plan, (ii) materially increase any compensation or benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of its Subsidiaries to any Person. Except as set forth in Section 2.10(o) of the Company Disclosure Letter, no benefit or payment under any Employee Plan that is “contingent” (within the meaning of Section 280G(b)(2)(i) of the Code) on this Agreement or the transactions contemplated by this Agreement will, either independently or when aggregated with all other amounts payable to any individual, constitute a “parachute payment” (as defined under Section 280G(b)(2) of the Code). Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and regulatory guidance promulgated thereunder (collectively, “Section 409A”). No nonqualified deferred compensation plan has been “materially modified” (within meaning of Section 409A) at any time after October 3, 2004.

(p) The term “Foreign Plan” shall mean any Employee Plan that is maintained outside of the United States. Each Foreign Plan complies with all applicable law (including, without limitation, applicable law regarding the form, funding and operation of the Foreign Plan) in all material respects. The Financial Statements accurately reflect the Foreign Plan liabilities and accruals for contributions required to be paid to the Foreign Plans, if any, in accordance with applicable generally accepted accounting principles consistently applied. All contributions required to have been made to all Foreign Plans as of the Closing will have been made as of the Closing. There are no actions, suits or claims pending or, to the best of the Company’s knowledge, threatened with respect to the Foreign Plans (other than routine claims for benefits). There have not occurred, nor are there continuing any transactions or breaches of fiduciary duty under applicable law with respect to any Foreign Plan which could have a material adverse effect on (i) any Foreign Plan, or (ii) the condition of the Company or any member of the Controlled Group.

2.11 Employee Matters.

(a) Neither the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company and/or any of its Subsidiaries under any workers compensation plan or policy or for long term disability.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, neutrality agreement, card-check agreement or other labor union contract, no collective bargaining agreement, neutrality agreement, card-check agreement or other labor union contract is being negotiated by the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any duty to bargain with any labor organization. Neither the Company nor any of its Subsidiaries is aware of any activities or proceedings of any labor union or to organize their respective employees. To the knowledge of the Company, there is no labor dispute, threatened strike or work stoppage against the Company or any of its Subsidiaries pending or threatened which may interfere with the respective business activities of the Company or any of its Subsidiaries.

(c) Section 2.11(c) of the Company Disclosure Letter is a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees (permanent, temporary or otherwise) of the Company and each of its Subsidiaries showing each such person’s name, position, status as exempt/non-exempt, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. No employee of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries, nor is the Company otherwise aware, that any such employee intends to terminate his or her employment with the Company, any of its Subsidiaries or the Surviving Corporation. The employment of each of the employees of the Company or any of its Subsidiaries is “at will” and neither the Company nor any of its Subsidiaries has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees.

(d) Except as described on Section 2.11(d) of the Company Disclosure Letter, all current U.S. Employees of the Company and its Subsidiaries are, and all former U.S. Employees of the Company and its Subsidiaries whose employment terminated, voluntarily or involuntarily, within three years prior to the date of this Agreement, were legally authorized to work in the United States. Except as described on Section 2.11(d) of the Company Disclosure Letter, the Company has completed and retained the necessary employment verification paperwork under the Immigration Reform and Control Act of 1986 (“IRCA”) for the employees hired prior to the date of this Agreement, and the Company has complied with anti-discrimination provisions of the IRCA. Further, at all times prior to the date of this Agreement, the Company was in material compliance with both the employment verification provisions (including without limitation the paperwork and documentation requirements) and the anti-discrimination provisions of IRCA.

2.12 Related Party Transactions. Except as set forth in Section 2.12 of the Company Disclosure Letter, no officer or director or, to the knowledge of the Company, any Company Shareholder (nor, to the knowledge of the Company, any immediate family member of any of such Persons; any trust, partnership or company in which any of such Persons has or has had an interest; or any Affiliated investment fund of any director), has or has had, since January 1, 2005, directly or indirectly, any financial interest in (a) any Person that furnished or sold, or furnishes or sells, services, products or technology that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, (b) any Person that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (c) any Contract to which the Company or any of its Subsidiaries is a party, provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded company shall not be deemed to be an “financial interest in any Person” for purposes of this Section 2.12.

2.13 Insurance. Section 2.13 of the Company Disclosure Letter is a true, correct and complete listing of all policies of insurance and bonds currently in effect and issued at the request or for the benefit of the Company or any of its Subsidiaries. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. The Company and each of its Subsidiaries is in compliance with the terms of such policies and bonds. The Company has no knowledge of any threatened termination of, or premium increase in an amount greater than 20% of the current annual premium paid with respect to, any of such policies.

2.14 Compliance With Laws. Each of the Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of material violation with respect to, any federal, state, local or foreign statute, law, regulation or permit or license issued under such law with respect to the ownership or operation of its business or the lease of the Real Property.

2.15 Minute Books. The minute books of the Company and each of its Subsidiaries made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company and its Subsidiaries.

2.16 Brokers’ and Finders’ Fees. Except for the fees payable to Morgan Stanley & Co., the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17 Vote Required. The affirmative votes of the holders of shares of Company Capital Stock representing (a) a majority of the combined voting power of all Company Common Stock and Company Preferred Stock issued and outstanding on the record date set for the meeting of the Company Shareholders to adopt this Agreement and approve the Merger (the “Company Shareholders Meeting”) or any consent solicitation conducted in lieu thereof, with each class and series of Company Capital Stock voting together as a single class, (b) a majority of the outstanding shares of Company Common Stock issued and outstanding on the record date set for the Company Shareholders Meeting or any consent solicitation conducted in lieu thereof, (c) a majority of the voting power of the Company’s Preferred Stock issued and outstanding on the record date set for the Company Shareholders Meeting or any consent solicitation conducted in lieu thereof, and (d) a majority of the voting power of all shares of the Company’s Series B Preferred Stock and Series C Preferred Stock issued and outstanding on the record date set for the Company Shareholders Meeting or any consent solicitation conducted in lieu thereof, with each such series of Company Preferred Stock voting together as a single class ((a), (b), (c) and (d) together, the “Required Vote”), are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Merger. The Company Shareholders representing the Required Vote have executed binding Support Agreements.

2.18 Board Approval. The Company’s board of directors, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement, and, to the extent applicable, the documents to be entered into in connection herewith, and the Merger, (b) determined that this Agreement and the terms and conditions of the Merger are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its shareholders, and (c) directed that the approval of this Agreement and the Merger be submitted to the Company Shareholders for consideration and recommended that all of the Company Shareholders adopt this Agreement and approve the Merger.

2.19 Customers. Section 2.19 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 customers of the Company and its Subsidiaries (the “Customers”), based upon the approximate total sales to customers during fiscal year 2005 and for the nine months ended September 30, 2006. Except as set forth in Section 2.19 of the Company Disclosure Letter, since September 30, 2006, (a) no Customer has terminated its Contract with the Company or its Subsidiaries (other than pursuant to the lapse of the term provided therein) or, to the knowledge of the Company, threatened to do so, in advance of the completion of the photovoltaic project contemplated thereby, (b) no Customer has requested a reduction in project size under any Contract with the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries is involved in any action, dispute or controversy with any Customer.

2.20 Suppliers. Section 2.20 of the Company Disclosure Letter sets forth a true, correct and complete list of the 10 largest suppliers to the Company and its Subsidiaries in terms of sales and purchases for fiscal year 2005 and for the nine months ended September 30, 2006 (the “Suppliers”), showing the approximate total sales to the Company and its Subsidiaries from each such Supplier during each such period. Except as set forth in Section 2.20 of the Company Disclosure Letter, or as may occur following the announcement of this Agreement and the transactions contemplated hereunder, since September 30, 2006, (a) none of the Suppliers has terminated its relationship with the Company or any of its Subsidiaries or reduced in the 12-month period ended September 30, 2006 its sales to the Company or any of its Subsidiaries by more than ten percent compared to the previous 12-month period ended September 30, 2005 or has threatened to do so, (b) no Supplier has indicated to an officer of the Company such Supplier’s inability to perform any services required to be performed by it under its contract with the Company or any of its Subsidiaries, and (c) neither the Company nor any of its Subsidiaries is involved in any action, dispute or controversy with any Supplier. Section 2.20 of the Company Disclosure Letter lists all significant goods or services necessary for the conduct of the business of the Company and its Subsidiaries with respect to which alternative sources of supply are not readily available on comparable terms and conditions (including all significant goods and services for which there is only one reasonably available source).

2.21 Material Contracts. Section 2.21 of the Company Disclosure Letter lists each of the following Contracts to which the Company or any of its Subsidiaries is currently a party or by which the Company or any of its Subsidiaries is currently bound (each, a “Material Contract”):

(a) each advertising, agency, manufacturer’s representative, joint marketing, joint development and joint venture Contract involving annual consideration of more than $100,000 (including royalty payments);

(b) the top eight supply Contracts, excluding purchase orders;

(c) each value added reseller, reseller or third-party sales affiliate Contract that cannot be terminated upon 30 days’ notice without penalty or payment;

(d) the top 15 customer Contracts based on revenues to the Company involving photovoltaic projects not completed prior to the date hereof;

(e) each trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction requiring lease payments in excess of $25,000 annually of the type required to be capitalized in accordance with GAAP;

(f) each Contract for capital expenditure in excess of $50,000 individually or $500,000 in the aggregate;

(g) each Contract in accordance with which the Company or any of its Subsidiaries is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property requiring rental payments in excess of $50,000 annually;

(h) each license or other Contract providing rights to, or based upon, any Company IP, other than non-exclusive licenses in connection with the sale of inventory or provision of services in the ordinary course of business;

(i) each Contract with any Person with whom the Company or any of its Subsidiaries does not deal at arm’s length, other than those Contracts listed in Section 2.10(a) of the Company Disclosure Letter;

(j) each agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (other than a Subsidiary of the Company);

(k) each government grants Contract for which the research and development work undertaken thereunder is still continuing or under which the Company or any of its Subsidiaries continue to have obligations;

(l) each Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business; or

(m) each Contract requiring payment of royalties, payment as a result of and upon consummation of the transactions contemplated hereby, or payment of an “earn-out.”

All Material Contracts are in executed written form, and the Company or the applicable Subsidiary has performed all of the obligations required to be performed by it and is entitled to all benefits under, and, to the Company’s knowledge, is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, and the Company, or the applicable Subsidiary, and to the knowledge of the Company, any other party to each Material Contract, are not in default of any Material Contract as of the date here. Following the Effective Time, the Surviving Company and each of its Subsidiaries will be permitted to exercise all of their rights under the Material Contracts without the payment of any additional amounts of consideration other than ongoing fees, royalties or payments that the Company and any of its Subsidiaries would otherwise be required to pay in accordance with the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.22 Title of Properties; Absence of Encumbrances.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has either the Company or any of its Subsidiaries ever owned any real property within the past five years. Section 2.22 of the Company Disclosure Letter constitutes a complete and correct list of all real properties currently (and, with respect solely to manufacturing facilities, within the past five years) leased or used by the Company or its Subsidiaries.

(b) The Company has made available to Parent true, complete and correct copies of all documents (including any amendments thereto) evidencing the leasehold interest of the Company or any of its Subsidiaries in the Real Property (the “Leases”). All of the Leases are valid and in full force and effect as to the Company and, to the Company’s knowledge, as to third parties thereto. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person, is in default under any of the Leases, no notice of an alleged default has been received by the Company, and no event has occurred; which, with the giving of notice or the passage of time or both, would constitute a default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person, under any of the Leases.

(c) Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all of its Leases, and neither the Company nor any of its Subsidiaries have leased or sublet, as lessor or sublessor, and no third party is in possession of, all or any portion of the Real Property.

(d) The structures, improvements and fixtures at or upon the Real Property have to date been reasonably maintained and are in good operating condition for their intended use.

(e) Each of the Company and each of its Subsidiaries has good and marketable title to, or, in the case of leased properties and assets, marketable leasehold interests in, all of its tangible properties and assets, real, personal and mixed (excluding Intellectual Property), used or held for use in its business, free and clear of any Encumbrances, except (i) as reflected in the September 30 Balance Sheet, (ii) liens for Taxes not yet due and payable, (iii) inchoate mechanic’s and materialmen’s liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business, and (v) all matters of record, liens and other imperfections of title and encumbrances, if any, which do not detract materially from the value or materially prevent the present use of the property subject thereto or affected thereby.

2.23 Warranties; Defects, Returns, Recalls, Indemnities. The Company does not provide any guaranty, warranty or other indemnity for the Company Products or Services, beyond the applicable standard terms and conditions of sale or lease for a period greater than five years including any liability as a result of field and epidemic failures. Each of the Company’s Products or Services, other than any components of such products or services related to such components, in each case, provided by third parties, has complied with and conforms to all applicable federal, state, local or foreign laws and regulations, contractual commitments and all applicable warranties, and neither the Company nor any of its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding or investigation giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. Neither the Company nor any of its Subsidiaries has any liability for product returns other than those arising under its warranty obligations provided in the ordinary course of business. To the Company’s knowledge, there are no threatened claims for (a) product returns, (b) warranty obligations, or (c) product services other than in the ordinary course of business. The Company has established reserves for all product returns, warranty obligations or product services on the Financial Statements that are adequate under and in accordance with GAAP and, based on the Company’s past experience, sufficient to cover all such claims. The Company has no knowledge of any presently existing circumstances that would constitute a valid basis for any voluntary or governmental recall of any product sold or distributed by the Company or any of its Subsidiaries. There is no pending or, to the knowledge of the Company, threatened recall or investigation of any Company Product or Service, and, to the knowledge of the Company, there is no presently existing basis for any such recall or investigation.

2.24 Environmental. Except as set forth in Section 2.24 of the Company Disclosure Letter:

(a) None of the Company or any of its Subsidiaries is in violation of any Environmental Laws (as defined in Section 8.4), and none of the Company or any of its Subsidiaries for the past five years has been in violation of any Environmental Laws, which current or past violation, when aggregated with each other current and past violation, has resulted or would result in a liability to the Company or any of its Subsidiaries in an amount in excess of $250,000; there has been no Release (as defined in Section 8.4) at any of the Real Property or, during the period of its ownership or lease thereof, on any real property formerly owned or leased by the Company or any of its Subsidiaries that is required to be reported, investigated, assessed, cleaned up or remediated by the Company or any of its Subsidiaries pursuant to Environmental Law; and the Company and its Subsidiaries have all material permits, licenses and other authorizations required under any Environmental Law, and the Company and its Subsidiaries are in material compliance with such permits, licenses and other authorizations.

(b) To the Company’s knowledge, there is no asbestos nor any asbestos-containing materials used in, applied to or incorporated in any building, structure or other form of improvement on the Real Property that requires abatement or encapsulation under any Environmental Law. Neither the Company nor any of its Subsidiaries sells or has sold any product containing asbestos or that utilizes or incorporates asbestos-containing materials in any way.

(c) Except as has been completely resolved prior to the date of this Agreement without any future or continuing obligations, the Company and its Subsidiaries have not (i) entered into or been subject to any consent decree, compliance order or administrative order, issued pursuant to Environmental Law, with respect to the Real Property or formerly owned, leased or operated real property or any facilities or operations thereon, (ii) received written notice under the citizen suit provisions of any Environmental Law, (iii) received any request for information, notice, demand letter, administrative inquiry or complaint or claim, in each case in writing, with respect to any Environmental Condition (as defined in Section 8.4) or with respect to the presence of, Release from or exposure to Hazardous Materials (as defined in Section 8.4) used at the Real Property or in any product sold or distributed by the Company or any Subsidiary, or (iv) been subject to or threatened with any governmental or citizen enforcement action with respect to any Environmental Law.

(d) The Company and its Subsidiaries have not assumed, undertaken or otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law, either pursuant to any Contract or in connection with any predecessor of the Company or any of its Subsidiaries.

(e) The Company has delivered to Parent copies of all environmental site assessment reports, environmental compliance audits, asbestos surveys and other material environmental documents in its possession or reasonable control concerning Environmental Conditions, including, without limitation, material documents regarding any Release or disposal of Hazardous Materials at, upon or from the Real Property or formerly owned, leased or operated real property, and environmental agency inspection reports and material correspondence.

2.25 Licenses and Permits. The Company and its Subsidiaries have all material Permits necessary or required for the conduct of the business of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with the terms of such Permits, and there is no pending or, to the Company’s knowledge, threatened termination, expiration or revocation of such permits.

2.26 Inventories. The inventories of the Company are of a quality and quantity useable and saleable in the normal and ordinary course of business, subject to appropriate and adequate allowances reflected on the Financial Statements for obsolete, excess, slow-moving, lower of cost or market and other reserves required under GAAP. Such allowances have been calculated in accordance with GAAP and in a manner consistent with the past practice of the Company. None of the Company’s inventory is held on consignment, or otherwise, by third parties.

2.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 4.5(b)) will, at the time that the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement (as defined in Section 4.5(a)) will, at the time that the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act of 1933, as amended (the “Securities Act”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement or Registration Statement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in the Parent Disclosure Letter (which exceptions shall be deemed to be representations and warranties hereunder), Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power.

(a) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub is duly organized, validly existing and in good standing as a limited liability company under the laws of the State of Delaware. Neither Parent nor Merger Sub is in violation of any of the provisions of its organizational documents. Merger Sub was formed by Parent to effect the Merger and, since its date of formation, Merger Sub has not owned any assets or engaged in any activities other than in connection with the transactions contemplated hereby.

(b) Each of Parent and Merger Sub has the power to own, lease and operate its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

3.2 Capital Structure.

(a) The authorized capital stock of Parent consists of 375,000,000 shares of the common stock of Parent, par value $0.001 per share, of which 217,500,000 shares are designated as “Class A Common Stock” and 157,500,000 shares are designated as “Class B Common Stock,” and 10,042,490 shares of Parent Preferred Stock. As of October 2, 2006, 52,033,287 shares of Parent’s “Class A Common Stock,” 17,173,166 shares of Parent’s “Class B Common Stock” and 10 Merger Sub Units were outstanding. All shares of Parent Capital Stock and all Merger Sub Units have been duly authorized, and all issued and outstanding shares of Parent Capital Stock and Merger Sub Units have been validly issued and are fully paid and nonassessable. As of October 2, 2006, there was an aggregate of 288,801 shares of Parent Common Stock available for issuance to employees and directors of, and consultants to Parent under Parent’s 2005 Stock Incentive Plan (the “Parent Stock Plan”). As of October 2, 2006, 1,983,144 shares of Parent Common Stock were issuable upon the exercise of outstanding, unexercised, vested options, including options issued under the Parent Stock Plan, options issued under Parent’s 1996 Stock Incentive Plan and non-plan options. Except for the options exercisable for Parent Common Stock described in this Section 3.2(a), and except for those Contracts described in or filed as exhibits to the Parent SEC Documents (as defined in Section 3.4), as of the date hereof, there are no Contracts to which Parent is a party, or by which it is bound, obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Parent Capital Stock and/or options exercisable for Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding Parent securities and all outstanding Merger Sub securities were issued in compliance with all applicable federal and state securities laws. Parent directly owns 100% of the outstanding membership interests in Merger Sub.

(b) The shares of Parent to be issued in accordance with this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute, the organizational documents of Parent or Merger Sub or any Contract to which Parent or Merger Sub is a party or is bound.

3.3 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or limited liability company action, as the case may be, on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company and the Shareholders’ Representative, constitutes the valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to the effect of (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of a lien on the properties or assets of Parent or Merger Sub, (ii) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, renegotiation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person in accordance with, (a) any provision of the organizational documents of Parent or Merger Sub, or (b) any contract, permit, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except, in each case, as would not have a Material Adverse Effect on Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent and Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger, the Agreement of Merger and the CA Certificate of Merger, (B) such filings as may be required under the HSR Act and any required foreign antitrust filing, (C) applicable requirements if any, of the Securities Act, the Exchange Act, state securities or the Blue Sky Laws, and (D) approval by the SEC in connection with the Registration Statement and the Parent Information Statement (as defined in Section 4.13(b)).

3.4 SEC Documents; Financial Statements. Parent has filed all forms, reports and documents required to be filed by it with the SEC since November 17, 2005 until the date of this Agreement (collectively, the “Parent SEC Documents”) and has made available to the Company a true and complete copy of all of the Parent SEC Documents. Parent will file all forms, reports and documents required to be filed by it with the SEC after the date hereof and before the Closing Date. As of their respective filing dates, each Parent SEC Document complied (and each document to be filed with the SEC by Parent after the date hereof and before the Closing Date (“Subsequent SEC Documents”) will comply) in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) or the Securities Act, as applicable, and each Parent SEC Document, as of its respective filing date and taken together with all other Parent SEC Documents filed prior to such date, did not contain (and each Subsequent SEC Document will not, as of its filing date and taken together with the Parent SEC Documents and Subsequent SEC Documents filed prior to such date, will not contain) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected in a subsequently filed Parent SEC Document or Subsequent SEC Document, and to the extent based on information (financial or otherwise) provided by the Company or any of its shareholders. Parent has timely filed and made available to the Company all certifications and statements required by (a) Rule 13a-14 or Rule 15d-14 under the Exchange Act, or (b) Section 906 of the Sarbanes-Oxley Act of 2002 with respect to any Parent SEC Document. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent SEC Documents and other public disclosure documents. The Parent SEC Documents contain an audited consolidated balance sheet of Parent as of December 31, 2005 and the related audited consolidated statements of income and cash flow for the year then ended and Parent’s unaudited consolidated balance sheet as of September 30, 2006 (the “Parent Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for the three-month and nine-month periods then ended (collectively, the “Parent Financials”). The Parent Financials (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by GAAP), and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of Parent and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except as otherwise noted therein (subject, in the case of interim period financial statements, to normal recurring year-end audit adjustments, none of which, individually or in the aggregate, are material). There has been no change in Parent accounting policies since September 30, 2006, except as described in the notes to the Parent Financials or required by GAAP.

3.5 No Material Adverse Change. Since September 30, 2006 and until the date of this Agreement, Parent and each of its Subsidiaries has conducted its business only in the ordinary course of business and there has not occurred: (a) any change, event or condition (whether or not covered by insurance) that, individually or in the aggregate with any other changes, events and conditions, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect on Parent, (b) any amendment or change in the Certificate of Incorporation or bylaws of Parent, or (c) any damage to, destruction or loss of any assets of Parent (whether or not covered by insurance) that has had a Material Adverse Effect on Parent.

3.6 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or arbitrator, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective assets or properties or any of their respective officers or directors (in their capacity as such) that could reasonably be expected to prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that individually or in the aggregate with any such other action, suit, proceeding, claim, arbitration or investigation, could reasonably be expected to have a Material Adverse Effect on Parent. There is no judgment, decree or order against Parent or any of its Subsidiaries, any of their respective assets or properties, or, to the knowledge of Parent, any of their respective directors or officers (in their capacity as such) that could reasonably be expected to prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate with any such other action, suit, proceeding, claim, arbitration or investigation, could reasonably be expected to have a Material Adverse Effect on Parent.

3.7 Available Funds. Parent has, and shall have at the Closing, sufficient funds on hand to permit Parent to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

3.8 Board Approval. The Board of Directors of Parent, by resolutions duly adopted (and not thereafter modified or rescinded) by unanimous vote (with no abstentions) at a meeting duly called and held, has (a) approved this Agreement and the Merger, and (b) determined that this Agreement and the terms and conditions of the Merger are fair, just, reasonable, equitable, advisable and in the best interest of Parent and its stockholders. No vote of Parent’s stockholders is required in order to consummate the transactions contemplated by this Agreement, other than as contemplated by Section 4.13.

3.9 Brokers’ and Finders’ Fees. Except for fees payable to Lehman Brothers, neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.10 Reorganization. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action not provided for in this Agreement (nor does Parent or any of its Subsidiaries have knowledge of any fact or circumstance not specified or provided for in this Agreement) that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.11 Intellectual Property. Parent and its Subsidiaries own or otherwise have the right to use all material trademarks, trade names, know-how, patents, copyrights, trade secrets, confidential information and other material intellectual property rights (collectively “Intellectual Property Rights”) necessary to conduct the business now operated by them. To the Parent’s knowledge, the business now operated by Parent and its Subsidiaries does not infringe or misappropriate any third party intellectual property rights and neither Parent nor any of its Subsidiaries has received any written notice of infringement of, misappropriation of, or conflict with (including invitations to license) the asserted intellectual property rights of third parties.

3.12 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time that the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement will, at the time that the Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Proxy Statement or the Registration Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or Registration Statement.

ARTICLE 4

COVENANTS AND OTHER AGREEMENTS

4.1 Conduct of Business of the Company and its Subsidiaries. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the ordinary course of business (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Parent);

(b) The Company shall, and shall cause each of its Subsidiaries to, (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, and (ii) pay or perform its other obligations when due;

(c) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it;

(d) The Company shall promptly notify Parent of any change, occurrence or event, which, individually or in the aggregate with any other changes, occurrences and events, is reasonably likely to cause any of the conditions to closing set forth in ARTICLE 5 not to be satisfied; and

(e) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to assure that each Contract entered into by the Company or any of its Subsidiaries on or after the date hereof will not require the procurement of any consent, waiver or notation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the transactions contemplated by this Agreement.

4.2 Restrictions on Conduct of Business of the Company and its Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as expressly consented to in writing by Parent):

(a) Cause or permit any amendments to its organizational documents;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock issued and outstanding on the date hereof, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements existing at the date hereof providing for the repurchase of shares in connection with any termination of service;

(c) Except as set forth in Section 4.2(c) of the Company Disclosure Letter, accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or the vesting of the securities purchased or purchasable under such options or other rights, amend or change any other terms of such options or rights or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or waive or amend the right of repurchase applicable to any outstanding shares of Company Capital Stock;

(d) Except as set forth in Section 4.2(d) of the Company Disclosure Letter and except for Contracts for sale of the Company’s Products or Services entered into in the ordinary course of business (including standard warranty provisions and pricing), enter into any Contract that would have constituted a Material Contract had it been in effect as of the date hereof or violate, amend or otherwise modify or waive any of the material terms of any of its Material Contracts;

(e) Issue or grant any securities or agree to issue or grant any securities other than (i) the issuance of shares of Company Common Stock upon the conversion of Company Preferred Stock issued and outstanding on the date hereof, (ii) the issuance of shares of Company Common Stock in accordance with the exercise of stock options, warrants or other rights outstanding on the date hereof, and (iii) the issuance of options to purchase additional shares of Company Common Stock between the date hereof and the Closing in accordance with the Company Stock Plan; provided that such options (A) are issued in the ordinary course of business at exercise prices at least equal to the fair market value of Company Common Stock on the date of grant, (B) provide for no acceleration of vesting, and (C) vest in accordance with Parent’s standard vesting schedule;

(f) Except for the hiring of those individuals listed in Section 4.2(f) of the Company Disclosure Letter in consultation with Parent, hire any net additional employees compared to the date hereof, consultants or independent contractors or enter into, or extend the term of, any employment or consulting agreement with any Person;

(g) Make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances of, any Person (other than any Subsidiary of the Company);

(h) Transfer or license to any Person any rights to any Company IP (other than in the ordinary course of business in connection with the sale of Company Products or Services);

(i) Except as set forth in Section 4.2(i) of the Company Disclosure Letter, enter into or amend any agreement in accordance with which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Products or Services;

(j) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets, other than sales of Company Products or Services in the ordinary course of business, in excess of $100,000 in the aggregate;

(k) Except as set forth in Section 4.2(k) of the Company Disclosure Letter, incur any indebtedness for borrowed money in excess of $50,000 in the aggregate or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(l) Except as set forth in Section 4.2(l) of the Company Disclosure Letter, enter into any operating lease requiring lease payments in excess of $50,000 annually;

(m) Pay, discharge or satisfy, in an amount in excess of $50,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business and not in violation of this Agreement), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(n) Except as set forth in Section 4.2(n) of the Company Disclosure Letter, make any capital expenditures or commitments, capital additions or capital improvements in excess of $50,000 in any one case or $100,000 in the aggregate;

(o) Except as set forth in Section 4.2(o) of the Company Disclosure Letter, materially reduce the amount of any insurance coverage provided by existing insurance policies;

(p) Adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary to maintain the qualified status of such plan under the Code, or pay any special bonus or special remuneration to any employee or non-employee director or increase the salaries or wage rates of its employees, or add any new non-employee members to the board of directors of Company or any Subsidiary;

(q) Except in connection with the hiring of those individuals listed in Section 4.2(f) of the Company Disclosure Letter in consultation with Parent, enter into any employment contract (other than the Company’s or any of its Subsidiaries’ standard offer letter attached hereto as Schedule 4.2(q)) or, unless required by applicable law, any collective bargaining agreement;

(r) Grant any severance or termination pay to any Person, except payments made in accordance with written agreements existing on the date hereof and arrangements existing on the date hereof and described in Section 2.10 of the Company Disclosure Letter, or amend or modify any existing severance or termination agreement with any Person;

(s) Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(t) Acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of, or by any other manner, any business or any company, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, taken as a whole;

(u) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any Tax-related closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(v) Enter into any Contract or transaction in which any officer or non-employee director of the Company or any of its Subsidiaries (or any member of the immediate family of such officer or director) has an interest under circumstances that would require disclosure under Item 404 of Regulation S-K if the Company or any of its Subsidiaries were subject to the reporting requirements of Section 13(a) of the Exchange Act; and

(w) Take or agree in writing or otherwise to take, any of the actions described in the foregoing clauses of this Section 4.2, or any action which could reasonably be expected to result in the failure of the condition set forth in Section 5.3(a) or prevent the Company from performing or cause the Company not to perform one or more covenant required hereunder to be performed by the Company.

Parent shall respond to any request by the Company to take any of the actions listed above in this Section 4.2 within a commercially reasonable period of time, but, in any event, within five business days of such request.

4.3 Conduct of Business of Parent and its Subsidiaries. During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, (a) Parent shall promptly notify the Company of any change, occurrence or event, which, individually or in the aggregate, with any other changes, occurrences and events, is reasonably likely to cause any of the conditions to closing set forth in ARTICLE 5 not to be satisfied; (b) Parent shall not, and shall cause each of its Subsidiaries not to, take or agree in writing or otherwise to take, any action which could reasonably be expected to result in the failure of the condition set forth in Section 5.2(a) or prevent Parent or Merger Sub from performing or cause Parent or Merger Sub not to perform one or more covenants required hereunder to be performed by Parent or Merger Sub; and (c) Parent will not issue in any financing transaction (i) Parent Common Stock (or any equity security convertible into Parent Common Stock) at a price less than any customary discount to market, or (ii) any debt securities convertible into Parent Common Stock (A) except at a premium to market, and (B) on terms and conditions customary for convertible debt offerings; provided, however, that the aggregate proceeds to Parent from one or more financing transactions pursuant to clause (c)(i) and clause (c)(ii) prior to the Closing Date shall not exceed $150,000,000.

4.4 No Solicitation.

(a) From the date hereof until termination of this Agreement pursuant to its terms, the Company shall not and each shall cause its officers, directors, employees, financial advisors, representatives, agents, Subsidiaries and Affiliates not to, directly or indirectly: (i) solicit, knowingly facilitate or knowingly encourage any inquiry, proposal or offer from any Person (other than Parent or Merger Sub) in respect of an Acquisition Transaction; (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any person (other than Parent or Merger Sub) in respect of an Acquisition Transaction; or (iii) accept any proposal or offer from any Person (other than Parent or Merger Sub) in respect of an Acquisition Transaction. Upon execution of this Agreement, the Company shall immediately cease and cause to be terminated any existing direct or indirect discussions with any Person (other than Parent or Merger Sub) that are in respect of an Acquisition Transaction. The Company shall promptly (and in no event later than 48 hours after receipt thereof) notify Parent of any proposal or offer concerning an Acquisition Transaction, or any request for information from a Person in respect of an Acquisition Transaction (including the identity of the Person making or submitting such proposal, offer or request, and the material terms thereof) that is received by the Company or any Affiliate or representative of the Company. The Company shall keep Parent informed on a reasonably current basis (and, in any event, with 48 hours) of the status and details of any material modifications to any such proposal, offer or request.

“Acquisition Transaction” means any transaction involving: (x) the sale, license, disposition or acquisition of all or a substantial portion (excluding sales of inventory or the provision of services in the ordinary course of business) of the business or assets of the Company or any of its Subsidiaries; (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of the Company (other than Company Capital Stock issued upon exercise of Company Options or Company Warrants or conversion of Company Preferred Stock), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than Company Options issued in the ordinary cause of business under the Company Stock Plan), or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; in each of clauses (A) through (C), representing in the aggregate 10% or more of the voting power of the Company; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company that if consummated would result in any Person (other than Parent) beneficially owning 10% or more of any class of equity securities of the Company.

(b) Notwithstanding anything to the contrary set forth in this Agreement, if the Company receives an Acquisition Proposal after the date of this Agreement and prior to receipt of a vote of the Company Shareholders adopting this Agreement and approving the Merger, the Company shall be permitted (i) to engage in discussions and negotiations with, and provide nonpublic information or data to, the Person making the Acquisition Proposal or (ii) recommend approval of the Acquisition Proposal to the shareholders of the Company or withdraw or modify in an adverse manner the Company Board Recommendation, if and only to the extent that, (A) in any case as is referred to in clauses (i) and (ii), the Company has entered into a nondisclosure agreement with the Person making the Acquisition Proposal having provisions that are no less favorable to the Company and no less restrictive on such Person than those contained in the Confidentiality Agreement, (B) the Company Board has determined in good faith (after consultation with its independent outside legal counsel (who may be the Company’s regularly engaged outside legal counsel) and a nationally recognized financial advisor) that the Acquisition Proposal, if accepted, (x) in the case of clause (i) above, would more likely than not constitute a Superior Proposal (as hereinafter defined in this Section 4.4(b)), (y) in the case of clause (ii) above, if consummated, would constitute a Superior Proposal, and (z) in the case of clauses (i) and (ii) above, that the failure to engage in discussions and negotiations with respect to such Acquisition Proposal or to recommend approval of the Acquisition Proposal to the Company Shareholders or withdraw or modify in an adverse manner the Company Board Recommendation, as the case may be, would constitute a breach of its fiduciary duties to the Company Shareholders under applicable law, and (C) in any case as is referred to in clause (ii) above, the Company has provided to Parent five business days’ prior written notice that the Company Board intends to withdraw or modify in an adverse manner the Company Board Recommendation and specifying the material terms and conditions of the pending Superior Proposal and identifying the Person or Persons making such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means a bona fide written proposal that did not result from a breach of Section 4.4(a) proposing a transaction involving: (x) the sale, disposition or acquisition of business or assets of the Company that in the aggregate contributed (90%) or more of the Company’s revenue over the prior twelve months; (y) the issuance, disposition or acquisition of (A) any capital stock or other equity security of the Company (other than Company Capital Stock issued to upon exercise of Company Options or Company Warrants or conversion of Company Preferred Stock), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than Company Options issued in the ordinary course of business under the Company Stock Plan), or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; in each of clauses (A) through (C), representing in the aggregate 50% or more of the voting power of the Company; or (z) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company. For purposes of this Agreement, “Superior Proposal” means any Acquisition Proposal that the Company Board determines in good faith (after (i) consultation with its independent outside legal counsel (who may be the Company’s regularly engaged outside legal counsel) and a nationally recognized financial advisor and (ii) taking into account all of the terms and conditions of the Acquisition Proposal and this Agreement, including (A) the likelihood that the transactions contemplated by the Acquisition Proposal will close in a timely manner, and (B) the extent to which the financing for the transactions contemplated by the Acquisition Proposal, to the extent required, is committed or is capable of being obtained on the terms proposed) is more favorable to Company’s shareholders than the Merger.

4.5 Securities Laws Matters.

(a) Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to cause the Stock Consideration to be registered on a registration statement on Form S-4 with the SEC (the “Registration Statement”).

(b) Parent shall prepare, and the Company shall reasonably cooperate in such preparation, and Parent shall file with the SEC, as soon as practicable after the execution of this Agreement, the Registration Statement, which shall include the consent solicitation or proxy statement/prospectus to be sent to the Company Shareholders in connection with the Company Shareholders Meeting or any consent solicitation conducted in lieu thereof (as amended or supplemented, the “Proxy Statement”), and Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

(c) Each of Parent and Merger Sub shall use commercially reasonable efforts to cause the Registration Statement and the Company shall use commercially reasonable efforts to cause the Proxy Statement to comply with all applicable requirements of federal and state securities laws.

(d) Each of Parent (for itself and Merger Sub) and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as (i) in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Registration Statement, the Proxy Statement, or in any amendments or supplements thereto, or (ii) such other party may reasonably request, and to cause its counsel, auditors and other representatives to cooperate with the other party’s counsel, auditors and other representatives in the preparation of the Registration Statement and the Proxy Statement.

(e) Subject to the provisions of Section 4.4, the Proxy Statement shall include the unqualified recommendation of the Company’s board of directors (the “Company Board”) in favor of adoption of this Agreement and approval of the Merger and the unanimous recommendation of the Company Board (the “Company Board Recommendation”) that the terms and conditions of the Merger and this Agreement are fair, just, reasonable, equitable, advisable and in the best interests of the Company and its shareholders. Subject to the provisions of Section 4.4, the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(f) Each of Parent (for itself and Merger Sub) and the Company shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement or the Proxy Statement or any other filing or for additional information and shall provide the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement or the Proxy Statement or other filing. Each of Parent and the Company will respond promptly to any comments from the SEC and will use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing.

(g) The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law, and the Company and Parent shall cooperate in delivering any such amendment or supplement to all the holders of the Company Common Stock and/or filing any such amendment or supplement with the SEC or its staff and/or any other government officials.

(h) Parent shall promptly prepare and submit to Nasdaq a listing application covering the shares of Parent Common Stock to be issued in the Merger and pursuant to Company Options after the Effective Time, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the quotation of such Parent Common Stock, subject to official notice of issuance to Nasdaq, and the Company shall cooperate such respect to such quotation.

(i) As soon as practicable after the date hereof, each of Parent and the Company shall make all other filings required to be made by it with respect to the Merger and the transactions contemplated hereby under the Securities Act, the Exchange Act and applicable Blue Sky Laws and the rules and regulations thereunder.

(j) As soon as practicable after the Registration Statement is declared effective by the SEC, the Company shall deliver the Proxy Statement to all holders of the Company Common Stock, the Company Warrants and/or the Company Options.

4.6 Solicitation of Shareholders. The Company shall take all action necessary in accordance with the CGCL, the Articles of Incorporation and the Company’s bylaws to call, convene and hold the Company Shareholders Meeting or to secure the written consent of its shareholders adopting this Agreement and approving the Merger as soon as practicable after the date that the Registration Statement is declared effective by the SEC and, in any event, no later than ten business days after such date. If the Company calls a Company Shareholders Meeting, then the Company shall consult with Parent regarding the date of the Company Shareholders Meeting and shall not postpone or adjourn (other than for the absence of a quorum) the Company Shareholders Meeting without the prior written consent of Parent. The Company shall solicit from shareholders of the Company proxies or consents to be voted on the adoption of this Agreement and the approval of the Merger and, subject to the provisions of Section 4.4, shall take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required to effect the transactions contemplated by this Agreement.

4.7 Access to Information.

(a) Until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours to (A) all of the Company’s and each of its Subsidiaries’ properties, books, contracts, commitments and records, and (B) all other information concerning the business, properties and personnel of the Company or any of its Subsidiaries as Parent may reasonably request, and (ii) the Company shall provide to Parent and its accountants, counsel and other representatives true, correct and complete copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable law, until the earlier of the termination of this Agreement and the Effective Time, the Company shall confer from time to time as requested by Parent with one or more representatives of Parent to discuss any material changes or developments in the operational matters of the Company and each of its Subsidiaries and the general status of the ongoing business and operations of the Company and each of its Subsidiaries.

(c) No information or knowledge obtained in any investigation in accordance with this Section 4.7 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

4.8 Confidentiality. The parties acknowledge that Parent and Company have previously executed a non-disclosure agreement dated as of February 9, 2006 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

4.9 Public Disclosure. Prior to the Effective Time, neither Parent nor the Company shall issue any press release or otherwise make any public statement with respect to the Merger, this Agreement or any material transaction involving Parent or the Company without the consent of the other, except as may be required by law, under this Agreement or any listing agreement with a national securities exchange. With respect to the initial press release announcing the Merger and this Agreement, the parties have agreed to the text of the press release and will announce the Merger and this Agreement.

4.10 Consents; Cooperation.

(a) Each of Parent, Merger Sub and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent, Merger Sub and the Company shall, as soon as practicable, and in any event no later than 15 business days from the date of this Agreement, make any initial filings required under the HSR Act. In addition, Parent will use its reasonable best efforts to cause Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), to make, as soon as practicable, and in any event no later than 15 business days from the date of this Agreement, any initial filings required under the HSR Act. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law.

(b) Each of Parent, Merger Sub and the Company shall use commercially reasonable efforts to resolve, and in Parent’s case, use its commercially reasonable efforts to cause Cypress to resolve, such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act or any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Neither Parent, nor Cypress, nor the Company shall have any obligation to litigate or contest any administrative or judicial action or proceeding or any Order beyond the earlier of (i) the Termination Date, and (ii) the date of a ruling preliminarily enjoining the Merger issued by a court of competent jurisdiction. Each of Parent and the Company shall use commercially reasonable efforts to take, and, in Parent’s case, use its commercially reasonable efforts to cause Cypress to take, such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company shall take, and, in Parent’s case, use its commercially reasonable efforts to cause Cypress to take, any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (A) entering into negotiations, (B) providing information required by law or governmental regulation, and (C) substantially complying with any second request for information in accordance with the Antitrust Laws.

(c) In no event will Parent or Cypress be obligated to (i) divest any of their or any of their respective subsidiaries’ businesses, product lines or assets, or to agree to any divestiture of the Company’s businesses, product lines or assets, or (ii) take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Surviving Company after the Effective Time. Neither the Company nor any of its Subsidiaries shall be required to (A) divest any of their respective businesses, product lines or assets, or (B) to take or agree to take any other action or agree to any limitation that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company.

4.11 Legal Requirements. Each of Parent, Merger Sub and the Company shall, and shall cause its Subsidiaries, if any, to, (a) take commercially reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the consummation of the transactions contemplated by this Agreement, (b) promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement, and (c) take commercially reasonable actions necessary to obtain (and shall cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

4.12 Treatment as Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. Prior to the Effective Time, each of Parent, Merger Sub and the Company will use its commercially reasonable efforts, and each party agrees to cooperate with the other parties and to provide to the other parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to qualify, and will not knowingly take any action not provided for or contemplated in this Agreement that would cause the Merger to fail to qualify, as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company will use commercially reasonable efforts to make the representations to Jones Day and Shearman & Sterling LLP (“Shearman”), as applicable, substantially in the form attached hereto as Exhibit G-1 and Exhibit G-2, respectively.

4.13 Bonus Plan.

(a) Parent agrees to issue a number of shares of restricted stock (“RSs”) equal to the Stock Pool to eligible Company employees in accordance with Schedule 4.13. The “Stock Pool” shall be a number of shares of Parent Common Stock equal to $7,500,000 divided by the Average Parent Trading Price. Parent, in consultation with the Company, shall issue the remaining unallocated portion of the Stock Pool to current employees of the Company or future employees involved in the business of the Company. The RSs to be issued in accordance with this Section 4.13 shall vest annually over a four-year period at a rate of 25% per year from the Closing Date. Parent shall make initial grants from the Stock Pool promptly after the Closing, but in no event later than five business days after the Closing Date; provided, however, that in the event that the number of shares of Parent Common Stock available under the Parent Stock Plan is inadequate to make all of the initial grants, Parent shall make the initial grants from the Stock Pool on a pro rata basis to each Company employee entitled thereto up to the number of shares of Parent Common Stock then available under the Parent Stock Plan, promptly after the Closing, but in no event later than five business days thereafter, and shall make the remainder of the initial grants from the Stock Pool to each Company employee entitled thereto promptly after the effectiveness of the Parent Stock Plan Amendment, but in no event later than two business days thereafter.

(b) As soon as practicable after the filing of the Registration Statement, and in any event within five business days thereafter, Parent shall prepare and file with the SEC a preliminary information statement (the “Parent Information Statement”) to be sent to the stockholders of Parent relating to the action by written consent approving and adopting the Parent Stock Plan Amendment. The Company shall provide promptly to Parent such information concerning its business and affairs as, in the reasonable judgment of the Company or its counsel, may be required or appropriate for inclusion in the Parent Information Statement, or in any amendments or supplements thereto. Parent shall notify the Company of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Parent Information Statement or any other filing or for additional information and shall provide the Company with copies of all correspondence between parent or any of its representatives, on the one hand, and the SEC or its staff or any other governmental officials, on the other hand, with respect to the Parent Information Statement. Parent shall use its commercially reasonable efforts to respond to any comments or requests from the SEC, its staff or any other governmental official as promptly as practicable after receipt thereof. Upon the later of (i) five calendar days after the date that the Parent Information Statement is filed with the SEC, and (ii) five calendar days after the date that Parent shall have responded to all comments and requests for additional information from the SEC or its staff with respect to the Parent Information Statement and the SEC has indicated to Parent that its comments and requests have been resolved, Parent shall deliver the Parent Information Statement to the stockholders of Parent in accordance with applicable law.

4.14 Assumption of Options.

(a) At the Closing, the Company Stock Plan and each Company Option under the Company Stock Plan that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the terms and conditions set forth in the Company Stock Plan and the applicable stock option agreement) as are in effect immediately prior to the Closing, except that:

(i) The portion of each such Company Option that is vested as of immediately prior to the Effective Time (after giving effect to acceleration provisions triggered as a result of the Merger) shall:

(A) Entitle its holder to receive, in accordance with Section 1.6, an amount of cash equal to (i) the product of the Cash Amount multiplied by the number of shares of Company Common Stock that were issuable upon exercise of such vested portion immediately prior to the Effective Time minus (ii) the product of (x) the aggregate exercise price for the shares of Company Common Stock that were issuable upon exercise of such vested portion immediately prior to the Effective Time, and (y) the quotient of the Option Stock Amount divided by the Common Exchange Ratio; and

(B) From and after such assumption, (i) be exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (1) the number of shares of Company Common Stock that were issuable upon exercise of such vested portion immediately prior to the Effective Time, multiplied by (2) the Stock Amount, and (ii) have a per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed vested portion equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the product of (x) the exercise price per share of Company Common Stock at which such vested portion was exercisable immediately prior to the Effective Time multiplied by (y) the quotient of the Stock Amount divided by the Common Exchange Ratio, divided by (2) the Stock Amount; and

(ii) The portion of each such Company Option that is not vested as of immediately prior to the Effective Time (after giving effect to acceleration provisions triggered as a result of the Merger) (i) shall be exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the product of (A) of the number of shares of Company Common Stock that were issuable upon exercise of such unvested portion immediately prior to the Effective Time, and (B) the Common Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed unvested portion shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock at which such unvested portion was exercisable immediately prior to the Effective Time by (B) the Common Exchange Ratio.

(iii) For purposes of this Section 4.14:

(A) The “Common Exchange Ratio” shall mean an amount equal to the sum of the Stock Amount and the Option Stock Amount.

(B) The “Option Stock Amount” means a number of shares (or a fraction of a share) of Parent Common Stock equal to the Cash Amount divided by the fair market value of one share of Parent Common Stock as of the Closing based on the average volume weighted average price of the Parent Common Stock (as reported, absent manifest error, on Nasdaq.com) for the five consecutive trading days ending and including the trading day that is immediately preceding the day on which the Closing occurs.

(iv) Consistent with the terms of the Company Stock Plan and the documents governing the outstanding options under such plan, the Merger shall not terminate any of the outstanding options under the Company Stock Plan or accelerate the exercisability or vesting of such options or the shares of Parent Common Stock that shall be subject to those options upon Parent’s assumption of the options in the Merger. It is the intention of the parties that the options so assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such options qualified as incentive stock options prior to the Effective Time. It is the intention of the parties that the adjustments provided herein shall be effected in a manner which is consistent with Sections 409A and 424 of the Code.

(b) No more than 30 days following (i) in the case of holders of options of which a portion is vested immediately prior to the Effective Time, the delivery of an Option Letter of Transmittal to the Exchange Agent in accordance with Section 1.5(c), and (ii) in the case of holders of options of which no portion is vested immediately prior to the Effective Time, the Closing, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding option under the Company Stock Plan a document evidencing the foregoing assumption of such option by Parent, and indicating the number of shares of Parent Common Stock for which such option is exercisable, the exercise price(s) for each share of such Parent Common Stock, each calculated in accordance with Section 4.14(a). Such document shall be final and binding on each holder of an assumed option.

(c) At or before the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Options assumed in accordance with this Section 4.14. As soon as reasonably practicable after the Effective Time, and, in no event, within five business days after the Effective Time, Parent shall, to the extent permitted under applicable law, file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Options.

4.15 Spreadsheet. The Company shall prepare and deliver to Parent, at or prior to the Closing, a spreadsheet or spreadsheets in form reasonably acceptable to Parent and the Exchange Agent, which spreadsheet shall be dated as of the Closing Date and shall set forth, as of the Closing Date, all factual information relating to holders of Company Capital Stock, Company Options and Company Warrants reasonably requested by Parent and the Exchange Agent, including (a) the names of all shareholders, optionholders and warrantholders of the Company and their respective addresses, (b) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of shares, the respective certificate numbers, (c) the number of shares of Parent Common Stock (or options or warrants to purchase Parent Common Stock) and cash issuable to each holder of Company Capital Stock, Company Options or Company Warrants (provided that Parent and the Company will work together to determine the allocation of Merger Consideration to the Company’s securityholders), (d) the interest of each Indemnifying Shareholder in the Cash Escrow Fund and Stock Escrow Fund, (e) the post-Closing vesting arrangements with respect to Company Options, and (f) the exercise price per share in effect for each Company Option and Company Warrant immediately prior to the Closing Date (the “Spreadsheet”).

4.16 Expenses. At least two business days prior to Closing, the Company shall deliver to Parent a final estimate of all legal and investment banking fees and expenses of the Company (including any expenses incurred by the Company) incurred since December 31, 2005 in connection with this Agreement and transactions contemplated hereby and in connection with any potential initial public offering of the Company in excess of $1,000,000 (the “Excess Transaction Expenses”) to be used in calculating the Merger Consideration in accordance with Section 1.4. Subject to Section 7.6(d), Parent shall be entitled to recover 40% of any Excess Transaction Expenses not previously deducted from the Merger Consideration at the Closing starting with dollar one, and disregarding the Indemnification Threshold provided for in Section 7.2(a), from the Cash Escrow Fund, pursuant to ARTICLE 7, and 60% of any Excess Transaction Expenses not previously deducted from the Merger Consideration at the Closing starting with dollar one, and disregarding the Indemnification Threshold provided for in Section 7.2(a), from the Stock Escrow Fund, pursuant to ARTICLE 7. Subject to the foregoing, all costs and expenses (“Transaction Expenses”) incurred in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

4.17 Section 280G Matters.

(a) The Company shall obtain and deliver to Parent, prior to the initiation of the procedure described in Section 4.17(b), an excess parachute payment waiver, in substantially the form attached hereto as Exhibit H, from each Person whom the Company reasonably believes is, with respect to the Company, any Subsidiary of the Company and/or any ERISA Affiliate of the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the procedure described in Section 4.17(b), and who might otherwise have, receive or have the right or entitlement to receive an excess parachute payment under Section 280G of the Code as a result of (i) the accelerated vesting of such Person’s Company Options or unvested Company Capital Stock in connection with the Merger and/or the termination of employment or service with the Company, Parent or any of their Subsidiaries following the Merger, (ii) any severance payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, Parent or any of their Subsidiaries following the Merger, and/or (iii) the receipt of any Company Options or Company Capital Stock within the 12-month period ending on the date on which the Effective Time occurs, in accordance with which each such Person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits, options and stock referred to in clauses (i), (ii) and (iii) unless the requisite shareholder approval of such accelerated vesting, payments, benefits, options and stock is obtained in accordance with Section 4.17(b).

(b) The Company shall use its reasonable best efforts to obtain the approval by such number of Company Shareholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided in accordance with agreements, contracts or arrangements that, in the absence of the executed Excess Parachute Payment Waivers by the Persons described in Section 4.17(a), might otherwise result, separately or in the aggregate, in such payment being considered a “parachute payment,” in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

4.18 Affiliate Agreements. Schedule 4.18 sets forth a list of the Company Shareholders who may be deemed to be, in the Company’s reasonable judgment on the date hereof, affiliates of the Company within the meaning of Rule 145 promulgated under the Securities Act (each a “Company Affiliate”). Parent will be entitled to place appropriate legends with respect to the restrictions imposed by Rule 145 promulgated under the Securities Act on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and, in the reasonable judgment of Parent, to issue appropriate stop transfer instruments to the transfer agent for the Parent Common Stock. In addition, each Company Shareholder that is a Company Affiliate shall sign and deliver an Affiliate Agreement in substantially the form attached hereto as Exhibit I to Parent at Closing.

4.19 D&O Insurance. Prior to the Closing, the Company shall have purchased a six-year tail policy for its D&O Insurance.

4.20 Obligations of Merger Sub. Subject to the terms of this Agreement, Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the merger on the terms and subject to the conditions set forth in this Agreement.

4.21 Further Assurances. On the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts, and shall cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in ARTICLE 5. Without limiting the generality or effect of the foregoing and subject to the terms of this Agreement, in the event an injunction or other order preventing the consummation of the Merger shall have been issued by a court of competent jurisdiction, each party hereto shall its use reasonable best efforts to have such injunction or other order lifted. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other transactions contemplated hereby.

4.22 Employee Benefits Matters. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Company or any of its Subsidiaries for service accrued or deemed accrued prior to the Closing with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Closing occurs.

4.23 SAS 100 Review and Year-End Audit. As promptly as practicable after the date hereof, the Company will cause its external accountants complete their review under Statement on Auditing Standards No. 100 of the Company’s interim financial statements for each period for which such statements are required to be included, or are included, in the Registration Statement or any other filing of Parent with the SEC, including financial statements as of and for the nine-month period ended September 30, 2006. As promptly as practicable after December 31, 2006, the Company will begin preparing and, when reasonably appropriate, cause its external accountants to audit the financial statements of the Company as of and for the year ended December 31, 2006.

ARTICLE 5

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, which to the maximum extent permitted by law may be waived in a written agreement of the Company and Parent (for itself or Merger Sub) (each such condition is solely for the benefit of the parties hereto and may be waived without notice, liability or obligation to any Person):

(a) Shareholder Approval. This Agreement shall have been adopted and the Merger shall have been approved by the requisite vote or written consent of the Company Shareholders under applicable law and the Articles of Incorporation.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity seeking any of the foregoing be pending. No action taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered or enforced, which makes the consummation of the transactions contemplated by this Agreement illegal.

(c) Antitrust Approvals. All applicable waiting periods under the HSR Act or required foreign antitrust laws shall have expired or been terminated.

(d) Governmental Approvals. The Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, shall have been initiated or threatened by the SEC.

(e) Nasdaq Quotation. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for quotation on Nasdaq, subject to office notice of issuance.

5.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (each such condition is solely for the benefit of the Company and may be waived in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties made by each of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect as set forth therein), in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where the failure of such representation to be so true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect as set forth therein) would not have a Material Adverse Effect on Parent. Each of Parent and Merger Sub hall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents required to have been delivered to the Company at or prior to the Closing as set forth in Exhibit J.

(c) Tax Opinion. The Company shall have received the opinion of Shearman, counsel to the Company, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Shearman may require and rely on customary representations and covenants, including those in Exhibit G-1 and Exhibit G-2, reasonably satisfactory in form and substance to Shearman.

(d) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on Parent since the date of this Agreement.

5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (each such condition is solely for the benefit of Parent and Merger Sub and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. Each of the representations and warranties made by the Company in this Agreement shall be true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect as set forth therein), in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except in any case that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time), except where the failure of such representation to be so true and correct (without giving effect to any limitations as to materiality or Material Adverse Effect as set forth therein) would not have a Material Adverse Effect on the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(b) Receipt of Closing Deliveries. Parent and Merger Sub shall have received each of the agreements, instruments and other documents required to have been delivered to Parent and Merger Sub at or prior to the Closing as set forth in Exhibit J.

(c) Tax Opinion. Parent shall have received the opinion of Jones Day, counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each of Parent and the Company will be treated as a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Jones Day may require and rely on customary representations and covenants, including those in Exhibit G-1 and Exhibit G-2, reasonably satisfactory in form and substance to Jones Day.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent’s ownership, conduct or operation of the business of the Company and/or any Subsidiary of the Company, following the Effective Time shall be in effect, nor shall any suit, investigation, request for additional information, action or proceeding before any Governmental Entity seeking any of the foregoing, seeking to obtain from Parent or the Company or any of their respective Affiliates in connection with the Merger any damages, or seeking any other relief that following the Merger, in the sole judgment of Parent, could reasonably be expected to materially limit or restrict the ability of the Surviving Company and/or its Subsidiaries to own and conduct both (i) the assets and businesses owned and conducted by Parent and/or its Subsidiaries prior to the Merger, and (ii) the assets and businesses owned and conducted by the Company and/or each Subsidiary of the Company prior to the Merger, be pending or threatened.

(e) Section 280G Shareholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been approved by such number of shareholders of the Company as is required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Treasury Regulations, and, in the absence of such shareholder approval, none of those payments or benefits shall be paid or provided, in accordance with the waivers of those payments and benefits to be executed by the affected individuals in accordance with Section 4.17.

(f) No Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect on the Company since the date of this Agreement.

(g) Vote of Company Shareholders. At least 95% of the Company Shareholders shall have voted to adopt this Agreement and approve the Merger.

(h) Company Preferred Stock. Each share of Company Preferred Stock shall have been converted into shares of Company Common Stock in accordance with Section 5 of the Amended and Restated Articles of Incorporation of the Company.

(i) Company Warrants. Each of the Company Warrants shall have been exercised or terminated.

(j) Amended Articles of Incorporation. Article Third, Section 4.5(a)(i) of the Articles of Incorporation shall have been amended to permit the Company to value the shares of Parent Common Stock to be issued to Company Shareholders in the Merger in accordance with the provisions of this Agreement.

ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. At any time prior to the Effective Time, whether before or after adoption of this Agreement and approval of the Merger by the Company Shareholders, this Agreement may be terminated:

(a) by mutual written consent duly authorized by the respective boards of directors of Parent (or a committee thereof) and the Company;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before April 30, 2006 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

(c) by either the Company or Parent, if any permanent injunction or other order of a court or other competent Government Entity preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

(d) by Parent, if the Company shall have breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within 30 days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.3(a) or (f) to be satisfied (provided, however, that the termination right under Section 6.1(d) shall not be available to Parent if Parent is at that time in material breach of this Agreement); and

(e) by the Company, if Parent or Merger Sub shall have breached any representation, warranty or covenant contained herein and (i) such breach shall not have been cured within 30 days after receipt by Parent of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and (ii) if not cured at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 5.1 or Section 5.2(a) or (d) to be satisfied; provided, however, that the right to terminate this Agreement under this Section 6.1(e) shall not be available to the Company if the Company is at that time in material breach of this Agreement).

6.2 Effect of Termination. If this Agreement is terminated in accordance with Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, shareholders or Affiliates; and provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the Confidentiality Agreement and the provisions of Sections 4.16 and 6.2 and ARTICLE 8 (but excluding Section 8.1) shall remain in full force and effect and survive any termination of this Agreement.

6.3 Amendment. Subject to the provisions of applicable law, Parent and the Company may amend this Agreement at any time in accordance with an instrument in writing signed on behalf of each such party, and such amendment shall be binding on each party hereto; provided, however, that an amendment made subsequent to adoption of this Agreement and approval of the Merger by the Company Shareholders shall not (a) alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock in the Merger in accordance with Section 1.4, or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the holders of Company Capital Stock. Subject to the provisions of applicable law, Parent and the Shareholders’ Representative (on behalf of all of the Company Shareholders immediately prior to the Closing) may cause this Agreement to be amended at any time after the Effective Time by execution of an instrument in writing signed on behalf of Parent and the Shareholders’ Representative (on behalf of all of the shareholders of the Company immediately prior to the Effective Time); provided, however, that any amendment made in accordance with this sentence shall not (i) alter or change the amount or kind of consideration to be received in exchange for Company Capital Stock in accordance with Section 1.1 or Section 1.4 or (ii) alter or change any of the terms or conditions of this Agreement if such alteration or change would materially and adversely affect the shareholders of the Company immediately prior to the Closing.

6.4 Extension; Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties made to such party herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Effective Time, the Shareholders’ Representative and Parent may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to Parent (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Shareholders’ Representative) herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of Parent or Merger Sub (in the case of a waiver by Parent) or made to the Company (in the case of a waiver by the Shareholders’ Representative); provided, however, that any such extension or waiver made in accordance with this sentence shall not (i) materially alter or change the amount or kind of consideration to be received on conversion of the Company Capital Stock in accordance with Section 1.4 or (ii) materially adversely affect the Company Shareholders immediately prior to the Effective Time. Any agreement on the part of a party hereto or the Shareholders’ Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 7

ESCROW FUND AND INDEMNIFICATION

7.1 Indemnification by Indemnifying Shareholders. Subject to the limitations set forth in this ARTICLE 7, the Indemnifying Shareholders, severally but not jointly, agree to indemnify and hold harmless Parent and the Surviving Company and their respective officers, directors, agents and employees, Subsidiaries, directors and employees of Subsidiaries, and each Person, if any, who controls or may control Parent and the Surviving Company within the meaning of the Securities Act (each of the foregoing, an “Indemnified Person”) from and against any and all losses, liabilities, damages, claims, suits, settlements, liabilities, royalties, costs and expenses, including costs of investigation, settlement and defense and reasonable legal fees, court costs and any interest costs or penalties (collectively, “Losses”), arising out of, related to or otherwise by virtue of (a) any breach of any representation or warranty made by the Company in this Agreement or any certificate required to be delivered at Closing to Parent or Merger Sub in accordance with Section 5.3(b), (b) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (c) any appraisal or similar action with respect to shares of Company Capital Stock (provided, that Losses arising under this Section 7.1(c) shall equal (i) the excess of any consideration awarded in any appraisal action over (ii) the value as of the Closing of the Merger Consideration allocable to the former Company Shareholders whose shares of Company Capital Stock were the subject of such appraisal action), (d) any Excess Transaction Expenses not previously deducted from the Merger Consideration at Closing, (e) the items set forth on Schedule 7.1(e), and (f) the items set forth on Schedule 7.1(f). In determining (A) whether any representation or warranty (other than the representations and warranties contained in Sections 2.4, 2.5(a) and 2.27) was inaccurate or breached, or (B) the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty, any materiality or Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored. The parties agree that any Losses under this Section 7.1 shall be recoverable by an Indemnified Person (y) to the extent that cash remains in the Cash Escrow Fund or shares of Parent Common Stock remain in the Stock Escrow Fund, from the Cash Escrow Fund and Stock Escrow Fund, or (z) to the extent that no cash remains in the Cash Escrow Fund and no shares of Parent Common Stock remain in the Stock Escrow Fund, from the Indemnifying Shareholders in accordance with and subject to the limitations set forth in the provisions of this ARTICLE 7. The proportion of Losses for which each Indemnifying Shareholder shall be responsible under this ARTICLE 7 shall be based on the “Indemnification Percentage” set forth next to such Indemnifying Shareholder’s name on Schedule 7.1.

7.2 Limitations on Indemnification.

(a) The Indemnified Persons are not entitled to indemnification in respect of any claim under Section 7.1(a) (i) unless such claim (which may be aggregated with (A) all related claims, and (B) all claims arising out of the same facts and circumstances) involves Losses in excess of $50,000, and (ii) unless and until Losses in accordance with Section 7.1(a) have been incurred, paid or properly accrued in an aggregate amount greater than $2,434,000 (the “Indemnification Threshold”); provided that for the purpose of determining whether the Indemnification Threshold has been exceeded, claims (when aggregated with (A) all related claims, and (B) all claims arising out of the same facts and circumstances) involving Losses of $50,000 or less shall be excluded. Notwithstanding the foregoing, the Indemnified Persons shall be entitled to recover for, and the limitations set forth in the preceding sentence shall not apply to, any Losses with respect to any breach of any of the Excluded Representations (as defined in Section 8.1). Once the Indemnification Threshold has been exceeded, the Indemnified Persons shall be entitled to recover all Losses in excess of the Indemnification Threshold.

(b)

(i) The Indemnifying Shareholders are liable for Losses under Section 7.1 of up to an aggregate maximum amount of (A) $48,750,000 prior to the first anniversary of the Closing Date, (B) $24,375,000 (less the aggregate amount of Losses in excess of $24,375,000 actually paid at any time to the Indemnified Persons) between the first anniversary of the Closing Date and the second anniversary of the Closing Date, (C) $15,000,000 (less the aggregate amount of Losses in excess of $33,750,000 actually paid at any time to the Indemnified Persons) between the second anniversary of the Closing Date and the third anniversary of the Closing Date, (D) $10,000,000 (less the aggregate amount of Losses in excess of $38,750,000 actually paid at any time to the Indemnified Persons) between the third anniversary of the Closing Date and the fourth anniversary of the Closing Date, and (E) $5,000,000 (less the aggregate amount of Losses in excess of $43,750,000 actually paid at any time to the Indemnified Persons) between the fourth anniversary of the Closing Date and the fifth anniversary of the Closing Date (as adjusted, the “Cap”). Notwithstanding any other provision of this Agreement, any pending claim made hereunder shall only be subject to the Cap in effect at the time such claim was made and no pending unresolved or unsatisfied claim for Losses shall be limited in any manner by any annual adjustment of the Cap.

(ii) Notwithstanding any other provision of this Agreement, the Indemnifying Shareholders will not be liable for Losses in respect of claims arising under Section 7.1(e) (“Section 7.1(e) Claims”) in excess of (A) $30,000,000 prior to the first anniversary of the Closing Date, and (B) $20,000,000 (less the aggregate amount of Losses in respect of Section 7.1(e) Claims in excess of $10,000,000 actually paid at any time to the Indemnified Persons) between the first anniversary of the Closing Date and the second anniversary of the Closing Date (the “Special Cap”). Notwithstanding any other provision of this Agreement, any pending claim made hereunder shall only be subject to the Special Cap in effect at the time such claim was made and no pending unresolved or unsatisfied claim for Losses shall be limited in any manner by any annual adjustment of the Special Cap.

(iii) Notwithstanding anything to the contrary contained in this Agreement, except in cases of fraud or intentional misrepresentation, the maximum aggregate liability of any Indemnifying Shareholder for Losses under Sections 7.1 (other Losses arising out of any breach of or inaccuracy in any Excluded Representation) shall be limited to such Indemnifying Shareholder’s pro rata share of the Cash Escrow Fund and the Stock Escrow Fund.

(c) No Indemnifying Shareholder shall have any right of contribution, right of indemnity or other right or remedy against Parent or the Surviving Company in connection with any indemnification obligation or any other liability to which such Indemnifying Shareholder may become subject under or in connection with this Agreement.

(d) Parent and Merger Sub agree and acknowledge that, except in the case of fraud or intentional misrepresentation or the failure of Parent, the Company or any of their Subsidiaries to pay the Merger Consideration, the remedies provided in this ARTICLE 7 and in ARTICLE 7A shall after the Effective Time, be the sole and exclusive remedy available to the parties hereto for any claim or cause of action arising out of, in connection with or under this Agreement or the transactions contemplated herein.

(e) For purposes of this ARTICLE 7, each share of Parent Common Stock shall at all times be valued at the Parent Common Stock Price.

7.3 Claims Procedure. As soon as reasonably practicable after Parent becomes aware of any claim that might result in a Loss that the Indemnified Persons have under Section 7.1, Parent shall deliver to the Shareholders’ Representative (and if cash remains in the Cash Escrow Fund or shares of Parent Common Stock remain in the Stock Escrow Fund to the Escrow Agent) a certificate signed by any officer of Parent (an “Officer’s Certificate”):

(a) stating that an Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Losses;

(b) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid or properly accrued, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued); and

(c) specifying in reasonable detail (based upon the information then possessed by Parent) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related.

No delay in or failure to give an Officer’s Certificate by Parent to the Shareholders’ Representative or the Escrow Agent pursuant to this Section 7.3 will adversely affect any of the other rights or remedies that Parent has under this Agreement or alter or relieve the Indemnifying Shareholders of their obligations to indemnify the Indemnified Persons, except and to the extent that such delay or failure has materially prejudiced the Indemnifying Shareholders and provided that any claim made in such Officer’s Certificate pursuant to (i) Section 7.1(a) must be delivered during the applicable survival period of the relevant representation or warranty as provided in Section 8.1, (ii) Sections 7.1(b), 7.1(d) and 7.1(f) must be delivered no later than the first anniversary of the Closing Date, (iii) Section 7.1(c) must be delivered no later than the second anniversary of the Closing Date, and (iv) Section 7.1(e) must be delivered no later than the fifth anniversary of the Closing Date.

7.4 Objections to Claims. The Shareholders’ Representative may object to any claim set forth in such Officer’s Certificate by delivering written notice to Parent (and if cash remains in the Cash Escrow Fund or shares of Parent Common Stock remain in the Stock Escrow Fund, to the Escrow Agent) of the Shareholder Representative’s objection (an “Objection Notice”). Such Objection Notice must describe the grounds for such objection in reasonable detail. If an Objection Notice is not delivered by the Shareholders’ Representative to Parent within 30 days after delivery by Parent of the Officer’s Certificate (the “Objection Period”), such failure to so object shall be an irrevocable acknowledgment by the Shareholders’ Representative that the Indemnified Persons are entitled to indemnification under Section 7.1 for the full amount of the Losses set forth in such Officer’s Certificate.

7.5 Resolution of Objections to Claims. If the Shareholders’ Representative shall object in writing to any claim or claims by Parent made in any Officer’s Certificate, Parent shall have thirty days after its receipt of the Objection Notice to respond in a written statement to such objection (such 30-day period, the “Response Period”).

(a) If after the expiration of the Response Period there remains a dispute as to any claims, the Shareholders’ Representative and Parent shall attempt in good faith for twenty days thereafter to agree upon the rights of the respective parties with respect to each of such claims.

(b) If no such agreement can be reached after good faith negotiation, the Shareholders’ Representative and a senior representative of Parent shall meet within ten days of the expiration of such 20-day period and negotiate in good faith for one day with an impartial mediator in San Francisco, California.

(c) If no agreement can be reached after good faith mediation, the arbitration provisions of Section 8.11 shall be followed and the decision of the arbitrator regarding such claim shall be binding and conclusive upon the parties to this Agreement.

7.6 Payment of Claims.

(a) If no Objection Notice is delivered by the Shareholders’ Representative within the Objection Period:

(i) If cash is then remaining in the Cash Escrow Fund or shares of Parent Common Stock are then remaining in the Stock Escrow Fund (excluding cash and shares retained for pending claims), on the 31st day following the Escrow Agent’s receipt of an Officer’s Certificate, the Escrow Agent shall release to Parent as soon as practicable out of the Cash Escrow Fund cash, in accordance with the Cash Escrow Agreement, having a value, in the aggregate, equal to the Cash Escrow Percentage of such Losses, and out of the Stock Escrow Fund shares of Parent Common Stock, in accordance with the Escrow Agreement, having a value, in the aggregate, equal to the Stock Escrow Percentage of such Losses (subject to the limitations set forth in Section 7.2(b) and Section 7.6(d)); provided, however, that, to the extent that such Losses have not then been incurred or paid by such Indemnified Person, Parent (on behalf of itself or any other Indemnified Person) shall not be so entitled to receive, and the Escrow Agent shall not deliver shares or funds in respect thereof unless and until such Losses are actually incurred or paid by such Indemnified Person.

(ii) If no cash is then remaining in the Cash Escrow Fund and no shares of Parent Common Stock are then remaining in the Stock Escrow Fund (excluding cash and shares retained for pending claims) and the indemnifiable Loss does not arise out of, relate to or otherwise by virtue of the cases enumerated in Section 7.1(a) (other than any breach of or inaccuracy in any Excluded Representation), (b) or (e), on the 31st day following the Shareholders’ Representative’s receipt of an Officer’s Certificate, Parent shall deliver a written notice to each Indemnifying Shareholder of such Indemnifying Shareholder’s obligation under this Agreement to pay to Parent the amount of the Losses set forth in the Officer’s Certificate (the “Payment Notice”), and each Indemnifying Shareholder shall pay the amount of such Losses to Parent within 10 business days of receipt of such notice. In addition, Parent shall be entitled to place “stop transfer” restrictions on the shares of Parent Common Stock held by any Indemnifying Shareholder who fails to make such payment to Parent within 15 business days after receipt by such Indemnifying Shareholder of a Payment Notice.

(b) If an Objection Notice is delivered by the Shareholders’ Representative within the Objection Period, and if cash is then remaining in the Cash Escrow Fund or shares of Parent Common Stock are then remaining in the Stock Escrow Fund (excluding cash and shares retained for pending claims):

(i) If an agreement between Parent and the Shareholders’ Representative is reached in accordance with Section 7.5(a), the Shareholders’ Representative and Parent shall each execute a memorandum setting forth their agreement, which shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute from the Cash Escrow Fund cash, in accordance with the Cash Escrow Agreement, having a value, in the aggregate, equal to the Cash Escrow Percentage of the aggregate amount of Losses agreed to in such memorandum and from the Stock Escrow Fund shares of Parent Common Stock, in accordance with the Stock Escrow Agreement, having a value, in the aggregate, equal to the Stock Escrow Percentage of the aggregate amount of Losses agreed to in such memorandum (subject to the limitations set forth in Section 7.2(b) and Section 7.6(d)).

(ii) If an agreement is reached through mediation in accordance with Section 7.5(b), the Shareholders’ Representative and Parent shall each execute a memorandum setting forth their agreement, which shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute from the Cash Escrow Fund cash, in accordance with the Cash Escrow Agreement, having a value, in the aggregate, equal to the Cash Escrow Percentage of the amount of Losses agreed to in such memorandum and from the Stock Escrow Fund shares of Parent Common Stock, in accordance with the Stock Escrow Agreement, having a value, in the aggregate, equal to the Stock Escrow Percentage of the amount of Losses agreed to in such memorandum (subject to the limitations set forth in Section 7.2(b) and Section 7.6(d)).

(iii) If a determination is made through arbitration in accordance with Section 7.5(c), the Escrow Agent shall be entitled to act in accordance with the decision of the arbitrator, and make or withhold payments out of the Cash Escrow Fund and Stock Escrow Fund in accordance therewith; provided that the Escrow Agent shall distribute from the Cash Escrow Fund cash, in accordance with the Cash Escrow Agreement, having a value, in the aggregate, equal to the Cash Escrow Percentage of the amount of Losses agreed to in such memorandum and from the Stock Escrow Fund shares of Parent Common Stock, in accordance with the Stock Escrow Agreement, having a value, in the aggregate, equal to the Stock Escrow Percentage of the amount of Losses agreed to in such memorandum (subject to the limitations set forth in Section 7.2(b) and Section 7.6(d)).

(c) If an Objection Notice is delivered by the Shareholders’ Representative within the Objection Period and if no cash is then remaining in the Cash Escrow Fund and no shares of Parent Common Stock are then remaining in the Stock Escrow Fund (excluding cash and shares retained for pending claims) if an agreement or determination is reached in accordance with Section 7.5(a), 7.5(b) or 7.5(c), Parent shall deliver a Payment Notice to each Indemnifying Shareholder, and each Indemnifying Shareholder shall pay the amount of the Losses agreed to by Parent and the Shareholders’ Representative to Parent within 10 business days of receipt of such Payment Notice. In addition, Parent shall be entitled to place “stop transfer” restrictions on the shares of Parent Common Stock held by any Indemnifying Shareholder who fails to make such payment to Parent within 15 business days after receipt by such Indemnifying Shareholder of a Payment Notice.

(d) Notwithstanding the foregoing provisions, in lieu of releasing any shares of Parent Common Stock from the Stock Escrow Fund in order to satisfy any Indemnified Person’s Loss, an Indemnifying Shareholder may elect to pay the portion of such Loss which would have otherwise been satisfied with the shares of Parent Common Stock by delivering (or causing the Shareholders’ Representative to deliver) to the Escrow Agent an amount in cash equal to such difference by wire transfer. The Escrow Agent shall deliver such cash to the Indemnified Person and shall promptly transfer to the Shareholders’ Representative, on behalf of such Indemnifying Shareholder, such Indemnifying Shareholder’s pro rata portion of the number of shares of Parent Common Stock otherwise to be transferred to the Indemnified Person pursuant to this Section 7.6.

7.7 Escrow Fund Releases. On each anniversary of the Closing Date, the amount of cash in the Cash Escrow Fund and the number of shares of Parent Common Stock (valued in accordance with Section 7.2(e)) held in the Stock Escrow Fund in the aggregate in excess of the then-applicable Cap, if any, for such anniversary of the Closing Date, less the aggregate amount of any unresolved or unsatisfied claims for Losses specified in any Officer’s Certificate delivered to the Shareholders’ Representative and the Escrow Agent prior to such anniversary of the Closing Date in accordance with the applicable provisions of this Agreement (an “Interim Release Amount”), shall be released to the Indemnifying Shareholders as provided herein. On the fifth anniversary of the Closing Date, the remainder of the Cash Escrow Fund and the Stock Escrow Fund not subject to unresolved or unsatisfied claims specified in any Officer’s Certificate delivered to the Shareholders’ Representative and the Escrow Agent prior to the fifth anniversary of the Closing Date (such amount and each Interim Release Amount, a “Release Amount”) shall be released to the Indemnifying Shareholders as provided herein. Forty percent of any Release Amount shall be released from the Cash Escrow Fund, and 60% of any Release Amount shall be released from the Stock Escrow Fund.

7.8 Third-Party Claims. If Parent becomes aware of a third-party claim that Parent believes may result in a claim for indemnification in accordance with Section 7.1 by or on behalf of an Indemnified Person, Parent shall promptly notify the Shareholders’ Representative of such third-party claim and provide the Shareholders’ Representative the opportunity to direct, through counsel of its own choosing (who shall be reasonably acceptable to Parent), at its own cost, the defense or settlement of such claim; provided, however, that (a) the claim or proceeding solely seeks (and continues to seek) monetary damages; (b) Parent reasonably determines in good faith that there is no reasonable likelihood that such claim will cause the Indemnified Persons to suffer

Losses in excess of the amount held in the Cash Escrow Fund and the Stock Escrow Fund from time to time during the pendency of the claim, excluding any amount subject to any other claim; and (c) the Shareholders’ Representative agrees in writing on behalf of all Indemnifying Shareholders that the Indemnifying Shareholders will be liable for any amounts paid in resolution or settlement of the claim regardless of the limitations set forth in ARTICLE 7 (the conditions set forth in clauses (a) through (c) are, collectively, the “Litigation Conditions”). If the Litigation Conditions are met and the Shareholders’ Representative elects to assume the defense of any such claim or proceeding, the Shareholders’ Representative shall allow the Indemnified Persons to participate in such defense, but in such case the expenses of the Indemnified Persons shall be paid by the Indemnified Persons. An Indemnified Person shall provide the Shareholders’ Representative and counsel with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Shareholders’ Representative in the defense or settlement thereof, and the Indemnified Persons shall be reimbursed for all of their reasonable out-of-pocket expenses in connection therewith. If the Shareholders’ Representative elects to direct the defense of any such claim or proceeding, the Indemnified Persons shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless (i) the Shareholders’ Representative consents in writing to such payment, (ii) the Shareholders’ Representative withdraws from the defense of such asserted liability and Parent undertakes the defense or settlement of such claim or proceeding and settles such claim or proceeding in accordance with this Section 7.8 unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Shareholders is entered against Indemnified Persons for such liability. If the Shareholders’ Representative fails to defend or if, after commencing or undertaking any such defense, the Shareholders’ Representative fails to prosecute or withdraws from such defense, or if any of the Litigation Conditions cease to be met, Parent shall have the right to undertake the defense or settlement thereof, and retain counsel, reasonably satisfactory to the Shareholders’ Representative, at the Indemnifying Shareholders’ expense; provided, however, that the Indemnifying Shareholders shall not be required to pay the fees and expenses of more than one counsel for the Indemnified Persons in any single action, except to the extent that two or more such Indemnified Persons shall have conflicting interests in the outcome of such action and, without the consent of the Shareholders’ Representative in writing, no settlement of any such claim with third-party claimants shall be determinative of the amount of Losses relating to such matter (but in no event shall the amount of Losses exceed the aggregate of the actual cost incurred by the Indemnified Persons in defending such claim and the amount of such settlement). If the Shareholders’ Representative consents to any such settlement, neither the Shareholders’ Representative nor any Indemnifying Shareholder shall have any power or authority to object to the amount or validity of any claim by or on behalf of any Indemnified Person for indemnity with respect to such settlement. Notwithstanding any other provision of this Agreement, any costs and expenses of defense and investigation, including court costs and reasonable attorneys fees incurred or suffered by the Indemnified Persons in connection with the defense of any such third party claim, whether or not it is determined that there was a breach or inaccuracy of a representation or warranty or any other matter specified in Section 7.1 as a basis for indemnification under this Agreement, shall constitute Losses subject to indemnities under Section 7.1.

7.9 Shareholders’ Representative.

(a) Each of the Indemnifying Shareholders hereby appoints Thomas L. Dinwoodie as its agent and attorney-in-fact as the Shareholders’ Representative for and on behalf of the Indemnifying Shareholders to: (i) give and receive notices and communications to or from Parent (on behalf of himself or any other Indemnified Person) and/or the Escrow Agent relating to this Agreement, the Escrow Agreements or any of the transactions and other matters contemplated hereby or thereby, (ii) authorize deliveries to Parent of cash or shares from the Cash Escrow Fund or the Stock Escrow Fund, as the case may be, in satisfaction of claims asserted by Parent (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to ARTICLE 7, (iii) object to such claims in accordance with Section 7.4, (iv) consent or agree to, negotiate, enter into settlements and compromises of, and demand mediation and arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, except for claims for indemnification made directly against the Indemnifying Shareholders, (v) bind such Indemnifying Shareholder to the contract referenced in Section 7.8(c) pursuant to which the Shareholders’ Representative agrees on behalf of all Indemnifying Shareholders that the Indemnifying Shareholders will be liable for any amounts paid in resolution or settlement of a third-party claim, the defense or settlement of which is controlled by the Shareholders’ Representative in accordance with Section 7.8, regardless of the limitations set forth in this ARTICLE 7, (vi) Indemnifying Shareholder to take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing or that are specifically mandated by the terms of this Agreement, in each case without having to seek or obtain the consent of any Person under any circumstance, and (vii) act as expressly set forth in this Agreement. The Shareholders’ Representative shall be the sole and exclusive means of asserting or addressing any of the above, and no former shareholder shall have any right to act on its own behalf with respect to any such matters, other than any claim or dispute against the Shareholders’ Representative. The Person serving as the Shareholders’ Representative may be replaced from time to time by the holders of a majority in interest of the shares held immediately prior to the Effective Time by the Indemnifying Shareholders upon not less than ten days’ prior written notice to Parent. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Representative shall constitute notice to or from each of the Indemnifying Shareholders.

(b) The Shareholders’ Representative shall not be liable to any Indemnifying Shareholder for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith, and any act done or omitted in accordance with the advice of counsel or other expert shall be conclusive evidence of such good faith. The Indemnifying Shareholders shall severally indemnify the Shareholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. The Shareholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall be reimbursed by the Indemnifying Shareholders for the reasonable fees and expenses of such counsel, accountants and other expects and any other cost and expenses incurred by the Shareholders’ Representative.

(c) The Shareholders’ Representative shall have reasonable access to information about the Company and the reasonable assistance of the Company’s former officers and employees for purposes of performing his duties and exercising its rights hereunder, provided that the Shareholders’ Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

7.10 Actions of the Shareholders’ Representative. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Representative that is within the scope of the Shareholders’ Representative’s authority under this ARTICLE 7 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all Indemnifying Shareholders shall be final, binding and conclusive upon each such Indemnifying Shareholder; and Parent, Merger Sub, each Indemnified Person and the Escrow Agent shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Indemnifying Shareholder. Except for their gross negligence and willful misconduct, each Indemnified Person and the Escrow Agent are unconditionally and irrevocably relieved from any liability to any person for any acts done by them in accordance with any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent or instruction of the Shareholders’ Representative.

ARTICLE 7A

INDEMNIFICATION

7A.1 Indemnification of Company Indemnified Persons. Subject to the limitations set forth in this ARTICLE 7A, Parent agrees to indemnify and hold harmless the Company Shareholders immediately prior to the Effective Time and their respective officers, directors, agents and employees, Subsidiaries, directors and employees of Subsidiaries, and each Person, if any, who controls or may control any of the Company Shareholders immediately prior to the Effective Time within the meaning of the Securities Act (each of the foregoing, a “Company Indemnified Person”) from and against any and all Losses arising out of, related to or otherwise by virtue of (a) any breach of any representation or warranty made by Parent or Merger Sub in this Agreement or any certificate required to be delivered at Closing to the Company in accordance with Section 5.2(b), or (b) any breach of or default in connection with any of the covenants or agreements made by Parent or Merger Sub in this Agreement. In determining (A) whether any representation or warranty (other than the representations and warranties contained in Sections 3.1(a), 3.3(b), 3.4, 3.5, 3.6 and 3.12) was inaccurate or breached, or (B) the amount of any Losses in respect of any inaccuracy in or any breach of any representation and warranty, any materiality or Material Adverse Effect qualification contained in such representation or warranty will in all respects be ignored. The parties agree that any Losses under this Section 7A.1 shall be recoverable by a Company Indemnified Person from Parent in accordance with and subject to the limitations set forth in the provisions of this ARTICLE 7A.

7A.2 Limitations on Indemnification.

(a) The Company Indemnified Persons are not entitled to indemnification in respect of any claim under Section 7A.1(a) (i) unless such claim (which may be aggregated with (A) all related claims, and (B) all claims arising out of the same facts and circumstances) involves Losses in excess of $50,000, and (ii) unless and until Losses in accordance with Section 7A.1 (a) have been incurred, paid or properly accrued in an aggregate amount greater than $2,500,000 (the “Parent Indemnification Threshold”); provided that for the purpose of determining whether the Parent Indemnification Threshold has been exceeded, claims (when aggregated with (A) all related claims, and (B) all claims arising out of the same facts and circumstances) involving Losses of $50,000 or less shall be excluded. Notwithstanding the foregoing, the Company Indemnified Persons shall be entitled to recover for, and the limitations set forth in the preceding sentence shall not apply to, any Losses with respect to any breach of any representation or warranty made by Parent or Merger Sub in Sections 3.1, 3.2 or 3.3. Once the Parent Indemnification Threshold has been exceeded, the Company Indemnified Persons shall be entitled to recover all Losses in excess of the Parent Indemnification Threshold.

(b) Parent is liable for Losses under Section 7.1A up to an aggregate maximum amount of $48,750,000 prior to the first anniversary of the Closing Date and $24,375,000 (less the aggregate amount of Losses in excess of $24,375,000 actually paid at any time to any Company Indemnified Party) between the first anniversary of the Closing Date and the second anniversary of the Closing Date (as adjusted, the “Parent Cap”); provided that no Losses arising out of, relating to or otherwise by virtue of any breach of or inaccuracy in any of the representations and warranties contained in Sections 3.1, 3.2 or 3.3 shall be subject to the Parent Cap. Notwithstanding anything to the contrary contained herein, except in cases of fraud or intentional misrepresentation, the maximum aggregate amount of indemnifiable Losses arising out of, relating to or otherwise by virtue of the causes enumerated in Sections 7A.1(a) or (b) (other than any breach of or inaccuracy in any of the representations or warranties contained in Sections 3.1, 3.2 or 3.3) that may be recovered from Parent shall be limited to the amount of the applicable Parent Cap. Notwithstanding any other provision of this Agreement, any pending claim made hereunder shall only be subject to the Parent Cap in effect at the time such claim was made and no pending unresolved or unsatisfied claim for Losses shall be limited in any manner by any annual adjustment of the Parent Cap.

(c) The Company agrees and acknowledges that, except in the case of fraud or intentional misrepresentation or the failure of Parent to pay the Merger Consideration, the remedies provided in ARTICLE 7 and this ARTICLE 7A shall after the Effective Time, be the sole and exclusive remedy available to the parties hereto for any claim or cause of action arising out of, in connection with or under this Agreement or the transactions contemplated herein.

7A.3 Claims Procedure. As soon as reasonably practicable after any Company Indemnified Person becomes aware of any claim that might result in a Loss that such Company Indemnified Person has under Section 7A.1, Shareholders’ Representative shall deliver to Parent a certificate signed by the Shareholders’ Representative (a “Shareholders’ Representative Certificate”):

(a) stating that a Company Indemnified Person has incurred, paid or properly accrued, or reasonably anticipates that it may incur, pay or properly accrue, Losses;

(b) stating the amount of such Losses (which, in the case of Losses not yet incurred, paid or properly accrued, may be the maximum amount in good faith anticipated to be incurred, paid or properly accrued); and

(c) specifying in reasonable detail (based upon the information then possessed by such Company Indemnified Person) the individual items of such Losses included in the amount so stated and the nature of the claim to which such Losses are related.

No delay in or failure to give a Shareholders’ Representative Certificate by the Shareholders’ Representative to Parent pursuant to this Section 7A.3 will adversely affect any of the other rights or remedies that the Company Indemnified Persons have under this Agreement or alter or relieve Parent of its obligations to indemnify the Company Indemnified Persons, except and to the extent that such delay or failure has materially prejudiced Parent, and provided that any claim made in such Shareholders’ Representative Certificate pursuant to Section 7A.1(a) is delivered during the applicable survival period of the relevant representation or warranty as provided in Section 8.1 and that any claim made in such Shareholders’ Representative Certificate pursuant to Section 7A.1(b) is delivered no later than the first anniversary of the Closing Date.

7A.4 Objections to Claims. Parent may object to any claim set forth in such Shareholders’ Representative Certificate by delivering written notice to the Shareholders’ Representative of Parent’s objection (a “Parent Objection Notice”). Such Parent Objection Notice must describe the grounds for such objection in reasonable detail. If a Parent Objection Notice is not delivered by Parent to the Shareholders’ Representative within 30 days after delivery by the Shareholders’ Representative of the Shareholders’ Representative Certificate (the “Parent Objection Period”), such failure to so object shall be an irrevocable acknowledgment by Parent that the applicable Company Indemnified Person(s) are entitled to indemnification under Section 7.1A for the full amount of the Losses set forth in such Shareholders’ Representative Certificate.

7A.5 Resolution of Objections to Claims. If Parent shall object in writing to any claim or claims by the Shareholders’ Representative made in any Shareholders’ Representative Certificate, the Shareholders’ Representative shall have thirty days after its receipt of the Parent Objection Notice to respond in a written statement to such objection (such 30-day period, the “Shareholders’ Representative Response Period”).

(a) If after the expiration of the Shareholders’ Representative Response Period there remains a dispute as to any claims, Parent and the Shareholders’ Representative shall attempt in good faith for 20 days thereafter to agree upon the rights of the respective parties with respect to each of such claims.

(b) If no such agreement can be reached after good faith negotiation, a senior representative of Parent and the Shareholders’ Representative shall meet within ten days of the expiration of such 20-day period and negotiate in good faith for one day with an impartial mediator in San Francisco, California.

(c) If no agreement can be reached after good faith mediation, the arbitration provisions of Section 8.11 shall be followed and the decision of the arbitrator regarding such claim shall be binding and conclusive upon the parties to the Agreement.

7A.6 Payment of Claims.

(a) If no Parent Objection Notice is delivered by Parent within the Parent Objection Period, Parent shall deliver the amount of such Losses to the Shareholders’ Representative (on behalf of the applicable Company Indemnified Person(s)) within 10 business days of the expiration of the Parent Objection Period.

(b) If a Parent Objection Notice is delivered by Parent within the Parent Objection:

(i) If an agreement between the Shareholders’ Representative and Parent is reached in accordance with Section 7A.4(a), Parent shall deliver the amount of the Losses agreed to by Parent and the Shareholders’ Representative to the Shareholders’ Representative (on behalf of the applicable Company Indemnified Person(s)) within 10 business days of the date of such agreement.

(ii) If an agreement is reached through mediation in accordance with Section 7A.5(b), Parent shall deliver the amount of the Losses agreed to by Parent and the Shareholders’ Representative to the Shareholders’ Representative (on behalf of the applicable Company Indemnified Person(s)) within 10 business days of the date of such agreement.

If a determination is made through arbitration in accordance with Section 7A.5(c), Parent shall deliver the amount of the Losses set forth in the final decision of the arbitration to the Shareholders’ Representative (on behalf of the applicable Company Indemnified Person(s)) within 10 business days of the date of such decision.

ARTICLE 8

GENERAL PROVISIONS

8.1 Survival of Representations and Warranties. The representations and warranties made by the Company in this Agreement or any certificate required to be delivered at Closing to Parent or Merger Sub in accordance with Section 5.3(b) shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, the representations and warranties made by the Company in Section 2.9 and Section 2.24 shall survive until the second anniversary of the Effective Time, and the representations and warranties made by the Company in Section 2.1, Section 2.2 and Section 2.3(a) shall survive indefinitely. Notwithstanding any other provision of this Agreement, no right to indemnification in accordance with ARTICLE 7 in respect of any claim based upon any misrepresentation or breach of a representation or warranty that is set forth in an Officer’s Certificate delivered to the Escrow Agent prior to the expiration of such representation and warranty shall be affected by the expiration of such representations and warranties. The representations and warranties made by Parent and Merger Sub in this Agreement or in any certificate required to be delivered at the Closing to the Company in accordance with Section 5.2(b) shall survive the Closing and remain in full force and effect until the first anniversary of the Closing Date. Notwithstanding the preceding sentence, the representations and warranties made by Parent and the Merger Sub in Sections 3.1, 3.2, and 3.3(a) shall survive indefinitely.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one business day after having been dispatched by a nationally recognized overnight courier service or when sent via facsimile (with acknowledgement of complete transmission) to the parties hereto at the following address (or at such other addresses for a party as shall be specified by like notice):

(i)	if to Parent or Merger Sub, to:

SunPower Corporation

3939 North First Street

San Jose, California 95134

Attention: Emmanuel Hernandez

Facsimile No.: 408.739.7713

Telephone No.: 408.240.5500

with a copy (which shall not constitute notice) to:

Jones Day

2882 Sand Hill Road, Suite 240

Menlo Park, California 94025

Attention: Daniel R. Mitz

                 Sean M. McAvoy

Facsimile No.: 650.739.3900

Telephone No.: 650.739.3939

after January 5, 2007, to:

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

Attention: Daniel R. Mitz

                 Sean M. McAvoy

Facsimile No.: 650.739.3900

Telephone No.: 650.739.3939

(ii)	if to the Company, to:

PowerLight Corporation

2954 San Pablo Avenue

Berkeley, California 94702

Attention: Thomas L. Dinwoodie

Facsimile No.: 510.540.0552

Telephone No.: 510.540.0550

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

525 Market

Street San Francisco, California 94105

Attention: John D. Wilson

Facsimile No.: 415.616.1199

Telephone No.: 415.616.1100

(iii)	if to the Shareholders’ Representative, to:

Thomas L. Dinwoodie

934 Kingston Avenue

Piedmont, California 94611

Facsimile No.: 510.540.0552

Telephone No.: 510.868-1227

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

525 Market Street

San Francisco, California 94105

Attention: John D. Wilson

Facsimile No.: 415.616.1199

Telephone No.: 415.616.1215

8.3 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. A section excludes its correlative “A” section unless the “A” is specifically stated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. The headings and captions in this Agreement are for reference only and shall not be used in the construction or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this

Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

8.4 Definitions.

For purposes of this Agreement:

(a) an “Affiliate,” when used with reference to any Person, means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person;

(b) “Basis” shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that could form the basis for any specified consequence;

(c) “business day” means any day on which banks are not required or authorized to be closed in San Francisco, California;

(d) “Cash Amount” means an amount of cash equal to the Cash Consideration divided by the Company Participating Capitalization;

(e) “Cash Escrow Fund” means the fund in which the Cash Escrow Amount is held;

(f) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock;

(g) “Company Common Stock” means the common stock of the Company par value $0.0001 per share;

(h) “Company Common Stock Warrants” means all warrants exercisable for Company Common Stock;

(i) “Company Disclosure Letter” means a letter, prepared and delivered by the Company to Parent pursuant to this Agreement that sets forth the exceptions to the representations, warranties and covenants of the Company contained herein. The Company Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections in this

Agreement. The disclosure of any matter in any section or subsection of the Company Disclosure Letter shall also disclose such matter for other sections and subsections of the Company Disclosure Letter to the extent (and only to the extent) that the disclosure sets forth facts in sufficient detail so that the relevance of such disclosure for such other sections or subsections is reasonably apparent to a reader;

(j) “Company-Licensed IP Rights” means Company IP Rights that are not Company-Owned IP Rights;

(k) “Company Options” means all options exercisable for Company Capital Stock;

(l) “Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries;

(m) “Company Participating Capitalization” means, as of immediately prior to the Effective Time, the aggregate number of outstanding shares of Company Common Stock (including all (i) shares of Company Common Stock issuable upon conversion of all shares of Company Preferred Stock, and (ii) shares of Company Common Stock issuable upon exercise of (A) all unexercised Company Options, whether vested or unvested, and (B) all Company Warrants;

(n) “Company Preferred Stock” means the preferred stock of the Company par value $0.0001 consisting of Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock;

(o) “Company Series C Warrants” means all warrants exercisable for Company’s Series C Preferred Stock;

(p) “Company Shareholders” means the holders of Company Capital Stock immediately prior to the Closing;

(q) “Company Warrants” means all Company Common Stock Warrants and all Company Series C Warrants;

(r) “Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air and indoor air;

(s) “Environmental Condition” means any condition of the Environment with respect to the Real Property, with respect to any real property previously owned, leased or operated by the Company or any of its Subsidiaries to the extent such condition of the Environment existed at the real property at the time of such ownership, lease or operation, or with respect to any other real property at which any Hazardous Material generated by the operation of the business of the Company or any of its Subsidiaries prior to the Closing Date has been treated, stored or disposed of or has otherwise come to be located, which violates any Environmental Law, or even though not violative of any Environmental Law, nevertheless results in any Release, or threat of Release, damage, loss, cost, expense, claim, demand or order relating to any Environmental Law or Release;

(t) “Environmental Law” means any foreign, federal, state or local law, regulation, rule, ordinance or common law relating to the health, as such relates to exposure to Hazardous Materials, or to the protection of the Environment, Releases of Hazardous Materials into the Environment, workplace safety as such relates to exposure to Hazardous Materials, or injury to persons relating to exposure to Hazardous Materials;

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(v) “Escrow Fund” shall mean the Cash Escrow Fund and the Stock Escrow Fund, collectively.

(w) “Excluded Representations” means the representations and warranties made by the Company in Sections 2.1, 2.2, 2.3 and 2.9

(x) “Hazardous Material” means any substance, waste or material defined in or regulated as toxic, hazardous, radioactive or as a pollutant or a contaminant under any Environmental Law, including petroleum or petroleum-containing materials, leaded paints, toxic mold, asbestos and asbestos-containing materials, silica sand and polychlorinated biphenyls;

(y) “Indemnifying Shareholders” means those Persons whose names are set forth on Schedule 7.1;

(z) “Intellectual Property” means the rights associated with or arising out of any of the following: (i) domestic and foreign patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures (“Patents”); (ii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know-how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefore and corresponding rights in works of authorship (“Copyrights”); (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (v) all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed (“Software”); and (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”);

(aa) “in the ordinary course of business,” with respect to any action, means such action is:

(i) consistent with the recent past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii) not required to be authorized by the board of directors of such Person;

(bb) any reference to a Person’s “knowledge” means the actual knowledge, after due inquiry, of such Person’s executive officers; provided that with respect to the Company, executive officers shall mean Thomas Dinwoodie, Daniel Shugar, Howard Wenger, Michael Armsby and Bruce Ledesma;

(cc) any reference to an event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect that is material in relation to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole;

(dd) a “Material Adverse Effect” with respect to any Person means any effect that is materially adverse in relation to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute, nor shall any of the following be taken into account in determining whether there has been, a Material Adverse Effect on a Person: (i) any effect that results from changes in general economic conditions or changes in securities markets in general, (ii) any effect that results from general changes in the industries in which such Person operates, (iii) any actions (A) of photovoltaic cells or modual suppliers of the Company or any of its Subsidiaries or (B) taken by, or losses of, employees, in each case to the extent arising out of the public announcement or pendency of the transactions contemplated by this Agreement, (iv) any effect that results from any action taken pursuant to or in accordance with this Agreement or, with regard to the Company, at the request of Parent, and with regard to Parent or Merger Sub, at the request of the Company, or (v) any fees or expenses incurred in connection with the transactions contemplated by this Agreement;

(ee) “Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock;

(ff) “Parent Disclosure Letter” means a letter prepared and delivered by Parent to the Company pursuant to this Agreement that sets forth the exceptions to the representations and warranties of Parent contained herein. The Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the sections and subsections in this Agreement. The disclosure of any matter in any section or subsection of the Parent Disclosure Letter shall also disclose such matter for other sections and subsections of the Parent Disclosure Letter to the extent (and only to the extent) that the disclosure sets forth facts in sufficient detail so that the relevance of such disclosure for such other sections or subsections is reasonably apparent to a reader;

(gg) “Parent Preferred Stock” means the preferred stock of Parent par value $0.001 per share;

(hh) “Parent Stock Plan Amendment” means the amendment to the Parent Stock Plan to increase the number of shares reserved for issuance under such plan sufficient for Parent to fulfill its obligations under Section 4.13.

(ii) “Permit” means any permit, license, approval, consent or authorization issued by a Governmental Entity;

(jj) a “Person” means any individual, firm, corporation, partnership, company, limited liability company, division, trust, joint venture, association, Governmental Entity or other entity or organization;

(kk) “Real Property” means the real property listed or described on Section 2.22 of the Company Disclosure Letter, together with all buildings, structures, improvements, and fixtures located on such real property, and all rights, benefits, privileges, easements, rights-of-way, or rights of access benefiting, belonging or pertaining to any part of such real property;

(ll) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Material into the Environment (including, without limitation, the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials);

(mm) “Stock Amount” means a number of shares of Parent Common Stock equal to the Stock Consideration divided by the Company Participating Capitalization;

(nn) “Stock Escrow Fund” means the fund in which the Stock Escrow Amount is held;

(oo) a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least 50% of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person;

(pp) “Vested Company Options” means the portion of all Company Options that is or may become vested prior to the Closing.

8.5 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Company

Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except the provisions of ARTICLE 7 and ARTICLE 7A, which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written content of the other parties, except to a wholly-owned Subsidiary of Parent. In no event shall such assignment relieve Parent of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or arbitrator to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the parties agree to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

8.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise provided herein all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF CALIFORNIA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

8.11 Binding Arbitration. Except as provided in Sections 7.4, 7.5 and 8.12, from and after the Effective Time, all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be resolved as follows:

(a) Any disputes shall be settled under the applicable rules of arbitration (except as set forth below) of JAMS, Inc. (as amended from time to time, the “JAMS Rules”) and as modified in this Section.

(b) The arbitration shall take place in San Francisco, California and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c) The arbitration shall be held before a single arbitrator. The arbitrator shall have the power to order equitable remedies. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for summary dispositions).

(d) The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration.

(e) The arbitrator’s fees and the administrative expenses of the arbitration shall be paid equally by the parties. Each party to the arbitration shall pay its own costs and expenses (including attorney’s fees) in connection with the arbitration.

(f) The award rendered by the arbitrator shall be final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(g) Except as required by law, neither any party nor the arbitrator may disclose the existence, content or results of an arbitration brought in accordance with this Agreement.

(h) Each party to this Agreement hereby agrees that in connection with any such action process may be served in the same manner as notices may be delivered under Section 8.2 and irrevocably waives any defenses it may have to service in such manner.

8.12 Jurisdiction; Venue. Notwithstanding anything to the contrary in this Agreement, the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of prior to the Effective Time, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be the United States Federal Court for the Northern District of California, and the parties to this Agreement hereby consent to the jurisdiction of such court. Each of the parties agrees that process may be served upon it in the manner specified in Section 8.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

8.13 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms. Therefore, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled under this Agreement, at law or in equity.

[Signatures begin on the next page]

Each of Parent, Merger Sub, the Company and the Shareholders’ Representative have caused this Agreement to be executed and delivered as of the date first written above.

SUNPOWER CORPORATION

By:	/s/ Thomas H. Werner
Name:	Thomas H. Werner
Title:	Chief Executive Officer

PLUTO ACQUISITION COMPANY LLC

By:	/s/ Emmanuel T. Hernandez
Name:	Emmanuel T. Hernandez
Title:	Chief Financial Officer

POWERLIGHT CORPORATION

By:	/s/ Thomas L. Dinwoodie
Name:	Thomas L. Dinwoodie
Title:	Chief Executive Officer

THOMAS L. DINWOODIE, AS SHAREHOLDERS’ REPRESENTATIVE

/s/ Thomas L. Dinwoodie

Exhibit A

Form of Support Agreement

A-1

Exhibit B

Form of Noncompetition Agreement

B-1

Exhibit C

Form of Equity Restriction Agreement

C-1

Exhibit D

Form of Supply Agreement

D-1

Exhibit E-1

Form of Cash Escrow Agreement

E-1-1

Exhibit E-2

Form of Stock Escrow Agreement

E-2-1

Exhibit F-1

Form of Letter of Transmittal

F-1-1

Exhibit F-2

Form of Option Letter of Transmittal

F-2-1

Exhibit G-1

Tax Representations of the Company

G-1-1

Exhibit G-2

Tax Representations of Parent and Merger Sub

G-2-1

Exhibit H

Form of Excess Parachute Payment Waiver

H-1

Exhibit I

Form of Affiliate Agreement

I-1

Exhibit J

Closing Deliveries

Parent and Merger Sub Deliveries:

1.	a certificate, dated as of the Closing Date, executed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer to the effect that each of the conditions set forth in clauses (a) and (d) of Section 5.2 have been satisfied;

2.	a certificate, dated as of the Closing Date, executed on behalf of Merger Sub by its Chief Executive Officer or Chief Financial Officer to the effect that each of the conditions set forth in clauses (a) and (d) of Section 5.2 have been satisfied;

3.	a copy of each of the Cash Escrow Agreement and the Stock Escrow Agreement duly executed by Parent and the Escrow Agent;

4.	a certificate, dated as of the Closing Date, of the secretary of Parent, attaching copies of its certificate of incorporation, bylaws and its board resolutions approving the transactions contemplated by this Agreement;

5.	a certificate of the secretary of Merger Sub, attaching certified copies of its articles of formation, operating agreement and membership actions in connection with the transactions contemplated by this Agreement;

6.	a good standing certificate (including tax good standing) of Parent issued by the Delaware Secretary and a good standing certificate of Merger Sub issued by the Delaware Secretary, each dated within five days of the Closing Date;

7.	a wire transfer and issuance of Parent Common Stock to the Exchange Agent;

8.	a wire transfer and issuance of Parent Common Stock to the Escrow Agent;

9.	an instruction letter to the transfer agent to issue shares, if applicable, as requested by the Exchange Agent;

10.	a representation letter to tax counsel as contemplated by Section 4.12;

11.	executed wire receipt forms with respect to items 8 and 9 above;

12.	an executed copy of the Certificate of Merger, the Agreement of Merger and the CA Certificate of Merger and related officer’s certificates; and

13.	a legal opinion from Jones Day, counsel to Parent and Merger Sub, covering the matters set forth on Exhibit K.

Company Deliveries:

1.	a certificate, dated as of the Closing Date, executed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer to the effect that each of the conditions set forth in clauses (a), (d) and (f) of Section 5.3 have been satisfied;

2.	a certificate, dated as of the Closing Date, of the secretary of the Company, attaching copies of its Articles of Incorporation, bylaws, stock ledger, board of directors actions and shareholders’ actions in connection with the transactions contemplated by this Agreement;

3.	a good standing certificate for the Company issued by the California Secretary and a tax good standing certificate for the Company issued by the California Franchise Tax Board, each within five days of the Closing Date;

4.	an executed copy of the Certificate of Merger, the Agreement of Merger and the CA Certificate of Merger and related officer’s certificates;

5.	a legal opinion from Shearman, counsel to the Company, covering the matters set forth on Exhibit L;

6.	evidence, reasonably satisfactory to Parent, that all shares of Company Preferred Stock have been converted to Company Common Stock;

7.	evidence, reasonably satisfactory to Parent, that all Company Warrants have been terminated;

8.	an executed waiver and termination of the Amended and Restated Shareholder Agreement, dated as of April 26, 2005, by and among the Company and the shareholders set forth therein in a form reasonably acceptable to Parent;

9.	an executed waiver and termination of the Amended and Restated Registration Rights Agreement, dated as of April 26, 2005, by and among the Company and the shareholders set forth therein in a form reasonably acceptable to Parent;

10.	a certificate of the Company’s Chief Financial Officer attaching the Spreadsheet;

11.	a FIRPTA Notification Letter, dated as of the Closing Date and executed by the Company;

12.	a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date, executed by the Company, together with written authorization for the Surviving Company to deliver such notice form to the Internal Revenue Service after the Effective Time;

13.	evidence of the novation or consent to assignment, in form and substance reasonably satisfactory to Parent) of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the transactions contemplated by this Agreement under contracts listed or described or that should have been listed or described on Section 5.2 of the Company Disclosure Letter;

14.	an Excess Parachute Payment Waiver, duly executed by each Person described in Section 4.17(a); and

15.	a representation letter to tax counsel as contemplated by Section 4.12.

Shareholders’ Representative Deliveries:

1.	an executed copy of each of the Cash Escrow Agreement and Stock Escrow Agreement.

Exhibit K

Matters to be Covered in Jones Day Opinion

K-1

Exhibit L

Matters to be Covered in Shearman Opinion

M-1